EXHIBIT 99.1

HONEYWELL INTERNATIONAL INC.
Explanatory Note

In 2010, the Company changed its method of recognizing pension expense. Previously, for U.S. defined benefit pension plans, the Company used the market-related value of plan assets reflecting changes in the fair value of plan assets over a three-year period and net actuarial gains or losses in excess of 10 percent of the greater of the market-related value of plan assets or the plans’ projected benefit obligation (the corridor) were recognized over a six-year period. Under the new accounting method, the Company recognizes changes in the fair value of plan assets and net actuarial gains or losses in excess of the corridor annually in the fourth quarter each year (MTM Adjustment). The remaining components of pension expense, primarily service and interest costs and assumed return on plan assets, will be recorded on a quarterly basis (On-going Pension Expense). While the historical policy of recognizing pension expense was considered acceptable, the Company believes that the new policy is preferable as it eliminates the delay in recognition of actuarial gains and losses outside the corridor.

This Current Report on Form 8-K includes financial statements and related footnotes for the quarters ended March 31, June 30, and September 30, 2010 which we have revised to reflect the retrospective application of the new accounting policy. No other changes, including for purposes of updating, have been made to these financial statements or the related footnotes.

For ease of reference, we have identified disclosure that has changed as a result of the retrospective application of the new policy with the designation “As Revised.”

Honeywell International Inc.
Consolidated Statement of Operations
As Revised
(unaudited)

	2010

	March 31,	June 30,		September 30,

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended

	(Dollars in millions, except per share amounts)
Product sales	$6,047	$6,419	$12,466	$6,582	$19,048
Service sales	1,729	1,742	3,471	1,810	5,281

Net sales	7,776	8,161	15,937	8,392	24,329

Costs, expenses and other
Cost of products sold	4,687	4,965	9,652	5,158	14,810
Cost of services sold	1,171	1,184	2,355	1,211	3,566

	5,858	6,149	12,007	6,369	18,376
Selling, general and administrative expenses	1,111	1,137	2,248	1,152	3,400
Other (income) expense	(2)	(9)	(11)	(75)	(86)
Interest and other financial charges	107	92	199	95	294

	7,074	7,369	14,443	7,541	21,984
Income before taxes	702	792	1,494	851	2,345
Tax expense	206	218	424	255	679

Net income	496	574	1,070	596	1,666
Less: Net income attributable to the non controlling interest	7	8	15	(2)	13

Net income attributable to Honeywell	$489	$566	$1,055	$598	$1,653

Earnings per share of common stock basic	$0.63	$0.74	$1.37	$0.77	$2.15

Earnings per share of common stock- assuming dilution	$0.63	$0.73	$1.36	$0.76	$2.13

Cash dividends per share of common stock	$0.3025	$0.3025	$0.6050	$0.3025	$0.9075

The Notes to Financial Statements are an integral part of this statement.

Honeywell International Inc.
Consolidated Balance Sheet
As Revised
(unaudited)

	March 31, 2010	June 30, 2010	September 30, 2010

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,851	$2,451	$2,640
Accounts, notes and other receivables	6,184	6,495	6,916
Inventories	3,568	3,596	4,027
Deferred income taxes	1,024	922	987
Investments and other current assets	706	1,460	593

Total current assets	14,333	14,924	15,163

Investments and long-term receivables	586	544	601
Property, plant and equipment - net	4,697	4,535	4,738
Goodwill	10,362	10,315	11,529
Other intangible assets - net	2,114	2,057	2,711
Insurance recoveries for asbestos related liabilities	936	854	830
Deferred income taxes	1,962	1,765	1,400
Other assets	1,025	1,086	1,136

Total assets	$36,015	$36,080	$38,108

LIABILITIES
Current liabilities:
Accounts payable	$3,553	$3,751	$4,059
Short-term borrowings	44	57	65
Commercial paper	1,248	1,148	897
Current maturities of long-term debt	23	23	23
Accrued liabilities	6,233	5,708	6,502

Total current liabilities	11,101	10,687	11,546

Long-term debt	6,246	6,254	6,265
Deferred income taxes	570	576	745
Postretirement benefit obligations other than pensions	1,547	1,551	1,494
Asbestos related liabilities	1,049	1,534	1,343
Other liabilities	6,381	6,333	6,232

SHAREOWNERS’ EQUITY
Capital - common stock issued	958	958	958
- additional paid-in capital	3,859	3,913	3,929
Common stock held in treasury, at cost	(8,922)	(8,699)	(8,405)
Accumulated other comprehensive income (loss)	(1,165)	(1,751)	(1,101)
Retained earnings	14,274	14,604	14,966

Total Honeywell shareowners’ equity	9,004	9,025	10,347
Noncontrolling interest	117	120	136

Total shareowners’ equity	9,121	9,145	10,483

Total liabilities and shareowners’ equity	$36,015	$36,080	$38,108

The Notes to Financial Statements are an integral part of this statement.

Honeywell International Inc.
Consolidated Statement of Cash Flows
As Revised
(unaudited)

	2010

	March 31,	June 30,	September 30,

	Three Months Ended	Six Months Ended	Nine Months Ended

	(Dollars in millions)
Cash flows from operating activities:
Net income attributable to Honeywell	$489	$1,055	$1,653
Adjustments to reconcile net income attributable to
Honeywell to net cash provided by operating activities:
Depreciation and amortization	233	474	716
Repositioning and other charges	142	270	482
Net payments for repositioning and other charges	(119)	(221)	(229)
Pension and other postretirement expense	33	92	161
Pension and other postretirement benefit payments	(36)	(89)	(136)
Stock compensation expense	50	86	123
Deferred income taxes	72	487	688
Excess tax benefits from share based payment arrangements	(2)	(4)	(5)
Other	(96)	(194)	(97)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	90	(189)	(591)
Inventories	(122)	(150)	(377)
Other current assets	(28)	17	(3)
Accounts payable	(80)	116	354
Accrued liabilities	117	83	419

Net cash provided by operating activities	743	1,833	3,158

Cash flows from investing activities:
Expenditures for property, plant and equipment	(70)	(185)	(351)
Proceeds from disposals of property, plant and equipment	1	2	8
Increase in investments	(296)	(311)	(435)
Decrease in investments	—	10	94
Cash paid for acquisitions, net of cash acquired	—	(137)	(1,318)
Acquisition escrow	—	(859)	—
Other	(16)	(12)	22

Net cash used for investing activities	(381)	(1,492)	(1,980)

Cash flows from financing activities:
Net increase in commercial paper	950	850	599
Net increase/(decrease) in short-term borrowings	(1)	12	18
Payment of debt assumed with acquisitions	—	—	(326)
Proceeds from issuance of common stock	32	55	111
Payments of long-term debt	(1,001)	(1,001)	(1,004)
Excess tax benefits from share based payment arrangements	2	4	5
Cash dividends paid	(231)	(464)	(704)

Net cash used for financing activities	(249)	(544)	(1,301)

Effect of foreign exchange rate changes on cash and cash equivalents	(63)	(147)	(38)

Net increase/(decrease) in cash and cash equivalents	50	(350)	(161)
Cash and cash equivalents at beginning of period	2,801	2,801	2,801

Cash and cash equivalents at end of period	$2,851	$2,451	$2,640

The notes to Financial Statements are an integral part of this statement.

Note 1. Change in Accounting for Pension Plans

The change in method of recognizing pension expense has been reported through retrospective application of the new policy to all periods presented. The impact of all adjustments made to the quarterly financial statements are summarized below:

Consolidated Statement of Operations

	Three Months Ended March 31, 2010

	Previously Reported	As Revised	Effect of Change

Cost of products sold	4,787	4,687	(100)
Cost of services sold	1,195	1,171	(24)
Selling, general and administrative expenses	1,136	1,111	(25)
Income before taxes	553	702	149
Tax expense	160	206	46
Net income	393	496	103
Net income attributable to Honeywell	386	489	103
Earnings per share of common stock-basic	0.50	0.63	0.13
Earnings per share of common stock-assuming dilution	0.50	0.63	0.13

	Three Months Ended June 30, 2010			Six Months Ended June 30, 2010

	Previously Reported	As Revised	Effect of Change	Previously Reported	As Revised	Effect of Change

Cost of products sold	5,060	4,965	(95)	9,847	9,652	(195)
Cost of services sold	1,208	1,184	(24)	2,403	2,355	(48)
Selling, general and administrative expenses	1,162	1,137	(25)	2,298	2,248	(50)
Income before taxes	648	792	144	1,201	1,494	293
Tax expense	172	218	46	332	424	92
Net income	476	574	98	869	1,070	201
Net income attributable to Honeywell	468	566	98	854	1,055	201
Earnings per share of common stock-basic	0.61	0.74	0.13	1.11	1.37	0.26
Earnings per share of common stock-assuming dilution	0.60	0.73	0.13	1.10	1.36	0.26

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010

	Previously Reported	As Revised	Effect of Change	Previously Reported	As Revised	Effect of Change

Cost of products sold	5,255	5,158	(97)	15,102	14,810	(292)
Cost of services sold	1,235	1,211	(24)	3,638	3,566	(72)
Selling, general and administrative expenses	1,177	1,152	(25)	3,475	3,400	(75)
Income before taxes	705	851	146	1,906	2,345	439
Tax expense	208	255	47	540	679	139
Net income	497	596	99	1,366	1,666	300
Net income attributable to Honeywell	499	598	99	1,353	1,653	300
Earnings per share of common stock-basic	0.64	0.77	0.13	1.76	2.15	0.39
Earnings per share of common stock-assuming dilution	0.64	0.76	0.12	1.74	2.13	0.39

Consolidated Balance Sheet

	March 31, 2010

	Previously Reported	As Revised	Effect of Change

Deferred income taxes	1,973	1,962	(11)
Total assets	36,026	36,015	(11)
Other liabilities	6,409	6,381	(28)
Accumulated other comprehensive income (loss)	(4,543)	(1,165)	3,378
Retained earnings	17,635	14,274	(3,361)
Total Honeywell shareowners’ equity	8,987	9,004	17
Total shareowners’ equity	9,104	9,121	17
Total liabilities and shareowners’ equity	36,026	36,015	(11)

	June 30, 2010

	Previously Reported	As Revised	Effect of Change

Deferred income taxes	1,776	1,765	(11)
Total assets	36,091	36,080	(11)
Other liabilities	6,361	6,333	(28)
Accumulated other comprehensive income (loss)	(5,031)	(1,751)	3,280
Retained earnings	17,867	14,604	(3,263)
Total Honeywell shareowners’ equity	9,008	9,025	17
Total shareowners’ equity	9,128	9,145	17
Total liabilities and shareowners’ equity	36,091	36,080	(11)

	September 30, 2010

	Previously Reported	As Revised	Effect of Change

Deferred income taxes	1,411	1,400	(11)
Total assets	38,119	38,108	(11)
Other liabilities	6,260	6,232	(28)
Accumulated other comprehensive income (loss)	(4,282)	(1,101)	3,181
Retained earnings	18,130	14,966	(3,164)
Total Honeywell shareowners’ equity	10,330	10,347	17
Total shareowners’ equity	10,466	10,483	17
Total liabilities and shareowners’ equity	38,119	38,108	(11)

Consolidated Statement of Cash Flows

	Three Months Ended March 31, 2010

	Previously Reported	As Revised	Effect of Change

Cash flows from operating activities:
Net income attributable to Honeywell	386	489	103
Pension and other postretirement expense	182	33	(149)
Deferred income taxes	26	72	46

	Six Months Ended June 30, 2010

	Previously Reported	As Revised	Effect of Change

Cash flows from operating activities:
Net income attributable to Honeywell	854	1,055	201
Pension and other postretirement expense	385	92	(293)
Deferred income taxes	395	487	92

	Nine Months Ended September 30, 2010

	Previously Reported	As Revised	Effect of Change

Cash flows from operating activities:
Net income attributable to Honeywell	1,353	1,653	300
Pension and other postretirement expense	600	161	(439)
Deferred income taxes	549	688	139

Note 2. Earnings Per Share

The details of the earnings per share calculations for the noted periods are as follows:

	As Revised 2010

	March 31,	June 30,		September 30,

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended

Basic
Net income attributable to Honeywell	$489	$566	$1,055	$598	$1,653
Weighted average shares outstanding	765.7	769.6	767.7	776.5	770.6

Earnings per share of common stock	$0.63	$0.74	$1.37	0.77	2.15

Assuming Dilution
Net Income attributable to Honeywell	$489	$566	$1,055	$598	$1,653

Average Shares
Weighted average shares outstanding	765.7	769.6	767.7	776.5	770.6
Dilutive securities issuable - stock plans	6.0	7.7	6.8	6.3	6.7

Total weighted average shares outstanding	771.7	777.3	774.5	782.8	777.3

Earnings per share of common stock	$0.63	$0.73	$1.36	$0.76	$2.13

          The diluted earnings per share calculations exclude the effect of stock options when the options’ assumed proceeds exceed the average market price of the common shares during the period. For the three months ended March 31, 2010, the number of stock options excluded from the computations were 18.4 million. These stock options were outstanding at the end of each of the respective periods.

          The diluted earnings per share calculations exclude the effect of stock options when the options’ assumed proceeds exceed the average market price of the common shares during the period. For the three and six months ended June 30, 2010, the weighted average number of stock options excluded from the computations were 14.8 and 16.6 million, respectively. These stock options were outstanding at the end of each of the respective periods.

          The diluted earnings per share calculations exclude the effect of stock options when the options’ assumed proceeds exceed the average market price of the common shares during the period. For the three and nine months ended September 30, 2010, the weighted average number of stock options excluded from the computations were 21.7 and 18.3 million, respectively. These stock options were outstanding at the end of each of the respective periods.

Note 3. Comprehensive Income/(Loss)

Comprehensive income/(loss) consists of the following:

	As Revised 2010

	March 31,	June 30,		September 30,

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended

Net income	$496	$574	$1,070	$596	$1,666

Foreign exchange translation adjustment	(284)	(421)	(705)	599	(106)
Pensions and other post retirement benefit adjustments	11	(139)	(128)	32	(96)
Change in unrealized gains on available for sale investments(a)	49	(21)	28	19	47
Change in fair value of effective cash flow hedges	7	(6)	1	—	1

	279	(13)	266	1,246	1,512
Comprehensive (Income)/Loss attributable to non controlling interest(b)	(7)	(9)	(16)	1	(15)

Comprehensive Income/(Loss) attributable to Honeywell	$272	$(22)	$250	$1,247	$1,497

(a)	Includes reclassification adjustment for losses included in net income
(b)	Comprehensive (Income)/Loss attributable to noncontrolling interest consisted predominately of net income.

Changes in Noncontrolling Interest consists of the following:

December 31, 2009	$110
Comprehensive Income/(Loss) attributable to noncontrolling interest	16
Dividends paid	(6)

June 30, 2010	$136

December 31, 2009	$110
Comprehensive Income/(Loss) attributable to noncontrolling interest	15
Acquisitions	18
Dividends paid	(7)

September 30, 2010	$136

          In the first quarter of 2010 there were no increases or decreases to Honeywell additional paid in capital for purchases or sales of existing noncontrolling interests.

          In the first six months of 2010 there were no increases or decreases to Honeywell additional paid in capital for purchases or sales of existing noncontrolling interests.

          Included in Acquisitions above is the portion of Sperian Protection not owned as of September 30, 2010 (as discussed in Note 8 Acquisitions) and the interest not owned of the joint venture within our Specialty Materials segment which was consolidated this period (as discussed in Note 10 Other (income) expense). In the nine months ended September 30, 2010 there were no increases or decreases to Honeywell additional paid in capital for purchases or sales of existing noncontrolling interests

Note 4. Segment Financial Data

          Honeywell’s senior management evaluates segment performance based on segment profit. Segment profit is measured as business unit income (loss) before taxes excluding general corporate unallocated expense, other income (expense), interest and other financial charges, pension and other postretirement benefits (expense), stock compensation expense, repositioning and other charges and accounting changes.

	As Revised 2010

	March 31,	June 30,		September 30,

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended

Net Sales
Aerospace	2,506	2,647	5,153	2,704	7,857
Automation and Control Solutions	3,124	3,237	6,361	3,474	9,835
Specialty Materials	1,139	1,259	2,398	1,175	3,573
Transportation Systems	1,007	1,018	2,025	1,039	3,064
Corporate	—	—	—	—	—

	$7,776	$8,161	$15,937	$8,392	$24,329

Segment Profit
Aerospace	413	443	856	458	1,314
Automation and Control Solutions	386	401	787	471	1,258
Specialty Materials	170	214	384	194	578
Transportation Systems	96	115	211	122	333
Corporate	(29)	(66)	(95)	(53)	(148)

Total Segment Profit	$1,036	$1,107	$2,143	$1,192	$3,335
Other income (expense)(A)	(2)	—	(2)	72	70
Interest and other financial charges	(107)	(92)	(199)	(95)	(294)
Stock compensation expense(B)	(50)	(36)	(86)	(37)	(123)
Pension income (expense) - on going(B)	(51)	(47)	(98)	(51)	(149)
Other postretirement income (expense)(B)	18	(12)	6	(18)	(12)
Repositioning and other charges(B)	(142)	(128)	(270)	(212)	(482)

Income before taxes	$702	$792	$1,494	$851	$2,345

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit.

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses

Note 5. Pension Benefits

          Net periodic pension costs for our significant defined benefit plans include the following components:

	As Revised 2010

	March 31,	June 30,		September 30,

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended

Service cost	$73	$64	$137	$67	$204
Interest cost	247	250	497	248	745
Expected return on plan assets	(284)	(285)	(569)	(284)	(853)
Amortization of prior service cost	5	11	16	8	24
Recognition of actuarial losses	—	—	—	—	—
Settlements and curtailments	4	—	4	—	4

	$45	$40	$85	$39	$124

          In April 2010, Honeywell contributed marketable securities valued at $100 million to one of its non-U.S. pension plans. In May 2010, we made a $200 million voluntary contribution of Honeywell common stock to our U.S. pension plans to improve the funded status of our plans.

          In the nine months ended September 30, 2010 we contributed marketable securities valued at $179 to one of our non-U.S. pension plans. Also in the nine months ended September 30, 2010, we made $400 million of voluntary contributions of Honeywell common stock to our U.S. pension plans to improve the funded status of our plans.

          The following footnotes were not impacted by the pension accounting change and are repeated as originally filed in Item 1 of the 2010 Form 10-Qs. No other changes have been made to these footnotes. Investors should refer to Current Reports on Form 8-K and Form 10-K for the year ended December 31, 2010 for updated information.

Note 6. Basis of Presentation

For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

          In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Honeywell International Inc. and its consolidated subsidiaries at March 31, 2010, June 30, 2010 and September 30, 2010 and the results of operations for the three months ended March 31, 2010, the three and six months ended June 30, 2010 and the three and nine months ended September 30, 2010, respectively, and cash flows for the three months ended March 31, 2010, the six months ended June 30, 2010 and the nine months ended September 30, 2010 respectively. The results of operations for the three months ended March 31, 2010, the three and six months ended June 30, 2010 and the three and nine months ended September 30, 2010 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year. We have evaluated subsequent events through the date of issuance of our consolidated financial statements.

          We report our quarterly financial information using a calendar convention; that is, the first, second and third quarters are consistently reported as ending on March 31, June 30 and September 30, respectively. It has been our practice to establish actual quarterly closing dates using predetermined “fiscal” calendar, which requires our businesses to close their books on a Saturday in order to minimize the potentially disruptive effects of quarterly closing on our business processes. The effects of this practice are generally not significant to reported results for any quarter and only exist within a reporting year. In the event that differences in actual closing dates are material to year-over-year comparisons of quarterly or year-to-date results, we provide appropriate disclosures.

          The financial information as of March 31, 2010, June 30, 2010 and September 30, 2010 should be read in conjunction with the financial statements for the year ended December 31, 2009 contained in our Form 10-K filed on February 12, 2010.

          Certain prior year amounts have been reclassified to conform to current year presentation.

Note 7. Recent Accounting Pronouncements

For the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

          Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.

          The Company considers the applicability and impact of all ASU’s. ASU’s not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position and results of operations.

          In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. The guidance requires additional disclosures for transfers of financial assets and changes the requirements for derecognizing financial assets. The guidance was effective for fiscal years beginning after November 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

          In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. The guidance was effective for fiscal years beginning after November 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

          In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company has elected to early adopt this guidance, on a prospective basis for applicable transactions originating or materially modified after January 1, 2010. The implementation of this amended accounting guidance did not have a material impact on our consolidated financial position and results of operations in the period of adoption. Adoption impacts in future periods will vary based upon the nature and volume of new or materially modified transactions but are not expected to have a significant impact on sales.

Note 8. Acquisitions

For the quarter ended June 30, 2010

          In May 2010, we announced our intention to acquire all of the issued and outstanding shares of Sperian Protection (Sperian) through an all-cash tender offer (the “Offer”) and a stock purchase agreement with two shareholders holding, directly and indirectly, an aggregate of 28.2% of Sperian’s share capital (the “SPA”). The aggregate value of the Offer is approximately $1,400 million, including the assumption of approximately $315 million of outstanding debt, net of cash. The Sperian board has unanimously recommended the Offer. Completion of this acquisition is subject to regulatory approval. Completion of the Offer is also subject to shares representing at least 57% of Sperian’s outstanding ordinary shares on a fully diluted basis (including the shares to be acquired pursuant to the SPA) being validly tendered into the Offer. We expect to complete the acquisition of Sperian in the third quarter of 2010 and to fund the acquisition with existing cash resources. During the second quarter of 2010, $859 million in cash was held in escrow and is classified as Investments and Other Current Assets on our Consolidated Balance Sheet. These escrow funds will be utilized to fund the acquisition.

          Sperian is a French public company which operates globally in the personal protection equipment (PPE) design and manufacturing industry and had reported 2009 revenues of approximately $900 million. Sperian will be integrated into our Automaton and Controls Solution segment.

For the quarter ended September 30, 2010

          In September 2010, we completed the acquisition of approximately 98% of the issued and outstanding shares of Sperian Protection (Sperian), a French company that operates globally in the personal protection equipment design and manufacturing industry. Sperian had reported 2009 revenues of approximately $900 million.

          The aggregate value, net of cash acquired, was approximately $1,475 million (including the assumption of approximately $326 million of outstanding debt) and was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

          The following table summarizes the estimated fair values of the assets and liabilities acquired as of the acquisition date.

Accounts and other receivables	$121
Inventories	177
Other current assets	50
Property, plant and equipment	113
Intangible assets	689
Other assets and deferred charges	4
Accounts payable	(62)
Accrued liabilities	(57)
Deferred income taxes	(285)
Long-term debt	(326)
Other long-term liabilities	(80)

Net assets acquired	344
Goodwill	805

Purchase price	$1,149

          We have assigned $689 million to intangible assets, predominantly customer relationships, trade names, and technology. These intangible assets are being amortized over their estimated lives using straight line and accelerated amortization methods. The excess of the purchase price over the estimated fair values of net assets acquired is approximately $805 million and was recorded as goodwill. This goodwill arises primarily from the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to develop a business with a product offering and customer base comparable to Sperian and the expected cost synergies that will be realized through the consolidation of the acquired business into our Automations and Controls Solutions segment. These cost synergies are expected to be realized principally in the areas of selling, general and administrative expenses, material sourcing and manufacturing. This goodwill is non-deductible for tax purposes. The results from the acquisition date through September 30, 2010 are included in the Automation and Control Solutions segment and were not material to the consolidated financial statements. As of September 30, 2010, the purchase accounting for Sperian is subject to final adjustment primarily for useful lives of intangible assets, amounts allocated to intangible assets and goodwill, for certain pre-acquisition contingencies, and for settlement of post-closing purchase price adjustments.

          In October 2010, we acquired the remaining 2% of the issued and outstanding shares of Sperian for approximately $16 million.

Note 9. Repositioning and Other Charges

For the quarter ended March 31, 2010

A summary of repositioning and other charges follows:

	Three Months Ended March 31,

	2010	2009

Severance	$33	$62
Asset impairments	8	2
Exit costs	4	1
Adjustments	(5)	(21)

Total net repositioning charge	40	44

Asbestos related litigation charges, net of insurance	38	36
Probable and reasonably estimable environmental liabilities	46	31
Other	18	—

Total net repositioning and other charges	$142	$111

     The following table summarizes the pretax distribution of total net repositioning and other charges by income statement classification:

	Three Months Ended March 31,

	2010	2009

Cost of products and services sold	$139	$94
Selling, general and administrative expenses	3	17

	$142	$111

     The following table summarizes the pretax impact of total net repositioning and other charges by segment:

	Three Months Ended March 31,

	2010	2009

Aerospace	$—	$(2)
Automation and Control Solutions	24	23
Specialty Materials	11	4
Transportation Systems	59	51
Corporate	48	35

	$142	$111

          In the first quarter of 2010 we recognized a net repositioning charge of $40 million including severance costs of $33 million related to workforce reductions of 617 manufacturing and administrative positions primarily in our Automation and Control Solutions and Transportation Systems segments. The workforce reductions were primarily related to the planned shutdown of certain manufacturing facilities in our Automation and Control Solutions and Transportation Systems segments. The repositioning charge also included asset impairments of $8 million principally related to manufacturing plant and equipment in facilities scheduled to close.

          In the first quarter of 2009, we recognized repositioning charges totaling $65 million primarily for severance costs related to workforce reductions of 1,309 manufacturing and administrative positions across all of our segments. The workforce reductions were primarily related to the adverse market conditions experienced by many of our businesses as well as cost savings actions taken in connection with our ongoing functional transformation initiative. Also, $21 million of previously established accruals for severance, mainly at our Aerospace, Automation and Control Solutions and Transportation Systems segments, were returned to income in the first quarter of 2009 due to fewer employee separations than originally planned associated with prior severance programs and changes in the scope of previously announced repositioning actions.

          The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Asset Impairments	Exit Costs	Total

Balance at December 31, 2009	$303	$—	$37	$340
2010 charges	33	8	4	45
2010 usage	(54)	(8)	(2)	(64)
Adjustments	(5)	—	—	(5)

Balance at March 31, 2010	$277	$—	$39	$316

          Certain repositioning projects in our Aerospace, Automation and Control Solutions and Transportation Systems segments included exit or disposal activities, the costs related to which will be recognized in future periods when the actual liability is incurred. The nature of these exit or disposal costs principally includes product recertification and requalification and employee training and travel. The following tables summarize by segment, expected, incurred and remaining exit and disposal costs related to 2010 and 2008 repositioning actions which we were not able to recognize at the time the actions were initiated. The exit and disposal costs related to the repositioning actions in 2009 which we were not able to recognize at the time the actions were initiated were not significant.

2008 Repositioning Actions	Aerospace	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$96	$27	$6	$129
Costs incurred year ended December 31, 2008	(12)	—	(1)	(13)
Costs incurred year ended December 31, 2009	(44)	(1)	(2)	(47)
Costs incurred three months ended March 31, 2010	(10)	(3)	—	(13)

Remaining exit and disposal costs at March 31, 2010	$30	$23	$3	$56

2010 Repositioning Actions	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$6	$3	$9
Costs incurred three months ended March 31, 2010	—	—	—

Remaining exit and disposal costs at March 31, 2010	$6	$3	$9

          In the first quarter of 2010, we recognized a charge of $46 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We recognized a charge of $38 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of March 31, 2010, net of probable insurance recoveries. Environmental and Asbestos matters are discussed in detail in Note 14, Commitments and Contingencies. We also recognized other charges of $18 million in connection with the evaluation of potential settlements of certain legal matters.

          In the first quarter of 2009, we recognized a charge of $31 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We also recognized a charge of $36 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of March 31, 2009, net of probable insurance recoveries.

For the quarter ended June 30, 2010

     A summary of repositioning and other charges follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Severance	$26	$80	$59	$142
Asset impairments	1	2	9	4
Exit costs	—	2	4	3
Adjustments	(3)	(18)	(8)	(39)

Total net repositioning charge	24	66	64	110

Asbestos related litigation charges, net of insurance	49	37	87	73
Probable and reasonably estimable environmental liabilities	55	36	101	67
Other	—	5	18	5

Total net repositioning and other charges	$128	$144	$270	$255

     The following table summarizes the pretax distribution of total net repositioning and other charges by income statement classification:

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Cost of products and services sold	$123	$114	$262	$208
Selling, general and administrative expenses	5	30	8	47

	$128	$144	$270	$255

     The following table summarizes the pretax impact of total net repositioning and other charges by segment:

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Aerospace	$6	$34	$6	$32
Automation and Control Solutions	5	4	29	27
Specialty Materials	—	1	11	5
Transportation Systems	48	62	107	113
Corporate	69	43	117	78

	$128	$144	$270	$255

          In the quarter ended June 30, 2010, we recognized repositioning charges totaling $27 million primarily for severance costs related to workforce reductions of 350 manufacturing and administrative positions in our Aerospace, Transportation Systems and Automation and Control Solutions segments. The workforce reductions were related to cost savings actions taken in connection with our ongoing functional transformation and productivity initiatives and factory transitions in our Aerospace segment to more cost-effective locations.

          In the quarter ended June 30, 2009, we recognized repositioning charges totaling $84 million primarily for severance costs related to workforce reductions of 1,811 manufacturing and administrative positions principally in our Aerospace, Automation and Control Solutions and Transportation Systems segments. The workforce reductions were related to organizational realignments of portions of our Aerospace and Transportation Systems segments, adverse market conditions experienced by many of our businesses and a factory transition in our Transportation Systems segment to a more cost-effective location. Also, $18 million of previously established accruals, primarily for severance at our Automation and Control Solutions and Aerospace segments, were returned to income in the quarter ended June 30, 2009 due principally to fewer employee separations than originally planned associated with prior severance programs.

          In the six months ended June 30, 2010, we recognized repositioning charges totaling $72 million including severance costs of $59 million related to workforce reductions of 967 manufacturing and administrative positions primarily in our Automation and Control Solutions, Transportation Systems and Aerospace segments. The workforce reductions were primarily related to the planned shutdown of certain manufacturing facilities in our Automation and Control Solutions and Transportation Systems segments, cost savings actions taken in connection with our ongoing functional transformation and productivity initiatives and factory transitions in our Aerospace segment to more cost-effective locations. The repositioning charge also included asset impairments of $9 million principally related to manufacturing plant and equipment in facilities scheduled to close.

          In the six months ended June 30, 2009, we recognized repositioning charges totaling $149 million primarily for severance costs related to workforce reductions of 3,120 manufacturing and administrative positions across all of our segments. The workforce reductions were primarily related to the adverse market conditions experienced by many of our businesses, cost savings actions taken in connection with our ongoing functional transformation initiative, and organizational realignments of portions of our Aerospace and Transportation Systems segments. Also, $39 million of previously established accruals, primarily for severance at our Aerospace, Automation and Control Solutions and Transportation Systems segments, were returned to income in the six months ended June 30, 2009 due to fewer employee separations than originally planned associated with prior severance programs and changes in the scope of previously announced repositioning actions.

     The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Asset Impairments	Exit Costs	Total

December 31, 2009	$303	$—	$37	$340
Charges	59	9	4	72
Usage - cash	(88)	—	(5)	(93)
Usage - noncash	—	(9)	—	(9)
Foreign currency translation	(12)	—	—	(12)
Adjustments	(8)	—	—	(8)

June 30, 2010	$254	$—	$36	$290

          Certain repositioning projects in our Aerospace, Automation and Control Solutions and Transportation Systems segments included exit or disposal activities, the costs related to which will be recognized in future periods when the actual liability is incurred. The nature of these exit or disposal costs principally includes product recertification and requalification and employee training and travel. The following tables summarize by segment, expected, incurred and remaining exit and disposal costs related to 2010 and 2008 repositioning actions which we were not able to recognize at the time the actions were initiated. The exit and disposal costs related to the repositioning actions in 2009, which we were not able to recognize at the time the actions were initiated were not significant.

2008 Repositioning Actions	Aerospace	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$96	$27	$6	$129
Costs incurred during
Year ended December 31, 2008	(12)	—	(1)	(13)
Year ended December 31, 2009	(44)	(1)	(2)	(47)
Current year-to-date	(23)	(5)	—	(28)

Remaining exit and disposal costs	$17	$21	$3	$41

2010 Repositioning Actions	Aerospace	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$9	$6	$3	$18
Costs incurred during
Current year-to-date	—	—	—	—

Remaining exit and disposal costs	$9	$6	$3	$18

          In the quarter ended June 30, 2010, we recognized a charge of $55 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We also recognized a charge of $49 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of June 30, 2010, net of probable insurance recoveries. Environmental and Asbestos matters are discussed in detail in Note 17, Commitments and Contingencies.

          In the quarter ended June 30, 2009, we recognized a charge of $36 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We also recognized a charge of $37 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of June 30, 2009, net of probable insurance recoveries.

          In the six months ended June 30, 2010, we recognized a charge of $101 million for environmental liabilities deemed probable and reasonably estimable in the period. We also recognized a charge of $87 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of June 30, 2010, net of probable insurance recoveries. We also recognized other charges of $18 million in connection with the evaluation of potential settlements of certain legal matters.

          In the six months ended June 30, 2009, we recognized a charge of $67 million for environmental liabilities deemed probable and reasonably estimable in the period. We also recognized a charge of $73 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of June 30, 2009, net of probable insurance recoveries.

For the quarter ended September 30, 2010

     A summary of repositioning and other charges follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Severance	$64	$35	$123	$177
Asset impairments	12	2	21	6
Exit costs	5	4	9	7
Adjustments	(9)	(6)	(17)	(45)

Total net repositioning charge	72	35	136	145

Asbestos related litigation charges, net of insurance	48	38	135	111
Probable and reasonably estimable environmental liabilities	68	40	169	107
Other	24	1	42	6

Total net repositioning and other charges	$212	$114	$482	$369

     The following table summarizes the pretax distribution of total net repositioning and other charges by income statement classification:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Cost of products and services sold	$185	$100	$447	$308
Selling, general and administrative expenses	27	14	35	61

	$212	$114	$482	$369

     The following table summarizes the pretax impact of total net repositioning and other charges by segment:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Aerospace	$27	$—	$33	$32
Automation and Control Solutions	34	22	63	49
Specialty Materials	14	5	25	10
Transportation Systems	44	48	151	161
Corporate	93	39	210	117

	$212	$114	$482	$369

          In the quarter ended September 30, 2010, we recognized repositioning charges totaling $81 million including severance costs of $64 million related to workforce reductions of 1,188 manufacturing and administrative positions in our Automation and Control Solutions, Aerospace and Specialty Materials segments. The workforce reductions were related to achieving acquisition-related synergies in our Automation and Control Solutions segment, factory transitions in our Automation and Control Solutions and Specialty Materials segments to more cost-effective locations, the exit and/or rationalization of certain product lines in our Specialty Materials segment, and the wind-down of certain programs in the Defense and Space business of our Aerospace segment. The repositioning charge also included asset impairments of $12 million principally related to manufacturing plant and equipment associated with the exit and/or rationalization of certain product lines in our Specialty Materials segment.

          In the quarter ended September 30, 2009, we recognized repositioning charges totaling $41 million primarily for severance costs related to workforce reductions of 816 manufacturing and administrative positions in our Automation and Control Solutions, Transportation Systems and Specialty Materials segments. The workforce reductions primarily related to the planned downsizing or shutdown of certain manufacturing facilities and adverse market conditions experienced by many of our businesses.

          In the nine months ended September 30, 2010, we recognized repositioning charges totaling $153 million including severance costs of $123 million related to workforce reductions of 2,155 manufacturing and administrative positions across all of our segments. The workforce reductions were primarily related to the planned shutdown of certain manufacturing facilities in our Automation and Control Solutions and Transportation Systems segments, cost savings actions taken in connection with our ongoing functional transformation and productivity initiatives, factory transitions in our Aerospace, Automation and Control Solutions and Specialty Materials segments to more cost-effective locations, achieving acquisition-related synergies in our Automation and Control Solutions segment, and the exit and/or rationalization of certain product lines in our Specialty Materials segment. The repositioning charge also included asset impairments of $21 million principally related to manufacturing plant and equipment associated with the exit and/or rationalization of certain product lines and in facilities scheduled to close. Also, $17 million of previously established accruals, primarily for severance at our Automation and Control Solutions, Transportation Systems and Aerospace segments, were returned to income in the first nine months of 2010 due principally to fewer employee separations than originally planned associated with prior severance programs.

          In the nine months ended September 30, 2009, we recognized repositioning charges totaling $190 million primarily for severance costs related to workforce reductions of 3,936 manufacturing and administrative positions across all of our segments. The workforce reductions were primarily related to the adverse market conditions experienced by many of our businesses, cost savings actions taken in connection with our ongoing functional transformation initiative, the planned downsizing or shutdown of certain manufacturing facilities, and organizational realignments of portions of our Aerospace and Transportation Systems segments. Also, $45 million of previously established accruals, primarily for severance at our Aerospace, Automation and Control Solutions and Transportation Systems segments, were returned to income in the nine months ended September 30, 2009 due to fewer employee separations than originally planned associated with prior severance programs and changes in the scope of previously announced repositioning actions.

The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Asset Impairments	Exit Costs	Total

December 31, 2009	$303	$—	$37	$340
Charges	123	21	9	153
Usage - cash	(108)	—	(12)	(120)
Usage - noncash	—	(21)	—	(21)
Foreign currency translation	(7)	—	—	(7)
Adjustments	(17)	—	—	(17)

September 30, 2010	$294	$—	$34	$328

          Certain repositioning projects in our Aerospace, Automation and Control Solutions and Transportation Systems segments included exit or disposal activities, the costs related to which will be recognized in future periods when the actual liability is incurred. The nature of these exit or disposal costs principally includes product recertification and requalification and employee training and travel. The following tables summarize by segment, expected, incurred and remaining exit and disposal costs related to 2010 and 2008 repositioning actions which we were not able to recognize at the time the actions were initiated. The exit and disposal costs related to the repositioning actions in 2009, which we were not able to recognize at the time the actions were initiated were not significant.

2008 Repositioning Actions	Aerospace	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$99	$27	$6	$132
Costs incurred during
Year ended December 31, 2008	(12)	—	(1)	(13)
Year ended December 31, 2009	(44)	(1)	(2)	(47)
Current year-to-date	(33)	(5)	—	(38)

Remaining exit and disposal costs	$10	$21	$3	$34

2010 Repositioning Actions	Aerospace	Automation and Control Solutions	Transportation Systems	Total

Expected exit and disposal costs	$9	$10	$3	$22
Costs incurred during Current year-to-date	—	—	—	—

Remaining exit and disposal costs	$9	$10	$3	$22

          In the quarter ended September 30, 2010, we recognized a charge of $68 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We also recognized a charge of $48 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of September 30, 2010, net of probable insurance recoveries. Environmental and Asbestos matters are discussed in detail in Note 17, Commitments and Contingencies. We also recognized other charges of $24 million in connection with the evaluation of the potential resolution of certain legal matters.

          In the quarter ended September 30, 2009, we recognized a charge of $40 million for environmental liabilities deemed probable and reasonably estimable in the quarter. We also recognized a charge of $38 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of September 30, 2009, net of probable insurance recoveries.

          In the nine months ended September 30, 2010, we recognized a charge of $169 million for environmental liabilities deemed probable and reasonably estimable in the period. We also recognized a charge of $135 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of September 30, 2010, net of probable insurance recoveries. We also recognized other charges of $42 million in connection with the evaluation of potential resolution of certain legal matters.

          In the nine months ended September 30, 2009, we recognized a charge of $107 million for environmental liabilities deemed probable and reasonably estimable in the period. We also recognized a charge of $111 million primarily representing an update to our estimated liability for the resolution of Bendix related asbestos claims as of September 30, 2009, net of probable insurance recoveries.

Note 10. Other (income) expense

For the quarter ended March 31, 2010

	Three Months Ended March 31,

	2010	2009

Equity (income)/loss of affiliated companies	$(4)	$(6)
Interest income	(9)	(12)
Foreign exchange	11	22
Other, net	—	(2)

	$(2)	$2

For the quarter ended June 30, 2010

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Equity (income)/loss of affiliated companies	$(9)	$(9)	$(13)	$(15)
Interest income	(7)	(6)	(16)	(18)
Foreign exchange	(3)	5	8	27
Other, net	10	61	10	59

	$(9)	$51	$(11)	$53

          Other, net in the second quarter of 2009 includes an other-than-temporary impairment charge of $62 million. See Note 15 Financial Instruments and Fair Value Measures for further details.

For the quarter ended September 30, 2010

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Equity (income)/loss of affiliated companies	$(3)	$(8)	$(16)	$(23)
Gain on sale of non-strategic businesses and assets	—	(15)	—	(15)
Interest income	(13)	(7)	(29)	(25)
Foreign exchange	(1)	5	7	32
Other, net	(58)	(14)	(48)	45

	$(75)	$(39)	$(86)	$14

          Other, net for the three and nine months ended September 30, 2010 includes a $62 million pre-tax gain, $39 million net of tax, related to the consolidation of a joint venture within our Specialty Materials segment. The Company obtained control and the ability to direct those activities most significant to the joint venture’s economic performance in the third quarter, resulting in consolidation. Accordingly, we have i) recognized the assets and liabilities at fair value, ii) included the results of operations in the consolidated financial statements from the date of consolidation and iii) recognized the above noted gain representing the difference between the carrying amount and fair value of our previously held equity method investment.

          The Company has assigned $24 million to intangibles, predominantly the joint venture’s customer contracts. These intangible assets are being amortized over their estimated lives using the straight line method. The excess of the book value over the estimated fair values of the net assets consolidated approximating $122 million, was recorded as goodwill. This goodwill is non-deductible for tax purposes. The results from the consolidation date through September 30, 2010 are included in the Specialty Materials segment and were not material to the consolidated financial statements.

          Other, net for the nine months ended September 31, 2009 includes an other than-temporary impairment charge of $62 million. See Note 15 Financial Instruments and Fair Value Measures for further details.

Note 11. Accounts, Notes and Other Receivables

For the quarter ended March 31, 2010

	March 31, 2010	December 31, 2009

Trade	$6,060	$6,183
Other	356	326

	6,416	6,509
Less - Allowance for doubtful accounts	(232)	(235)

	$6,184	$6,274

For the quarter ended June 30, 2010

	June 30, 2010	December 31, 2009

Trade	$6,164	$6,183
Other	571	326

	6,735	6,509
Less - Allowance for doubtful accounts	(240)	(235)

	$6,495	$6,274

          Trade Receivables includes $1,215 and $1,167 million of unbilled balances under long-term contracts as of June 30, 2010 and December 31, 2009, respectively. These amounts are billed in accordance with the terms of customer contracts to which they relate.

For the quarter ended September 30, 2010

	September 30, 2010	December 31, 2009

Trade	$6,546	$6,183
Other	646	326

	7,192	6,509
Less - Allowance for doubtful accounts	(276)	(235)

	$6,916	$6,274

          Trade Receivables includes $1,301, and $1,167 million of unbilled balances under long-term contracts as of September 30, 2010 and December 31, 2009, respectively. These amounts are billed in accordance with the terms of customer contracts to which they relate.

Note 12. Inventories

For the quarter ended March 31, 2010

	March 31, 2010	December 31, 2009

Raw materials	$1,030	$988
Work in process	820	796
Finished products	1,874	1,823

	3,724	3,607
Less – Progress payments	1	—
– Reduction to LIFO cost basis	(157)	(161)

	$3,568	$3,446

For the quarter ended June 30, 2010

	June 30, 2010	December 31, 2009

Raw materials	$1,037	$988
Work in process	807	796
Finished products	1,909	1,823

	3,753	3,607
Reduction to LIFO cost basis	(157)	(161)

	$3,596	$3,446

For the quarter ended September 30, 2010

	September 30, 2010	December 31, 2009

Raw materials	$1,148	$988
Work in process	852	796
Finished products	2,184	1,823

	4,184	3,607
Reduction to LIFO cost basis	(157)	(161)

	$4,027	$3,446

Note 13. Goodwill and Other Intangibles Assets – Net

For the quarter ended March 31, 2010

The change in the carrying amount of goodwill for the three months ended March 31, 2010 by segment is as follows:

	Dec. 31, 2009	Acquisitions	Divestitures	Currency Translation Adjustment	Mar. 31, 2010

Aerospace	$1,891	$—	$—	$(11)	$1,880
Automation and Control Solutions	6,918	8	—	(115)	6,811
Specialty Materials	1,164	—	—	(6)	1,158
Transportation Systems	521	—	—	(8)	513

	$10,494	$8	$—	$(140)	$10,362

Other intangible assets are comprised of:

	March 31, 2010			December 31, 2009

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets with determinable lives:
Patents and technology	$1,055	$(619)	$436	$1,053	$(595)	$458
Customer relationships	1,356	(311)	1,045	1,359	(282)	1,077
Trademarks	173	(67)	106	164	(62)	102
Other	482	(384)	98	514	(406)	108

	3,066	(1,381)	1,685	3,090	(1,345)	1,745

Trademarks with indefinite lives	429	—	429	429	—	429

	$3,495	$(1,381)	$2,114	$3,519	$(1,345)	$2,174

          Amortization expense related to intangible assets for the three months ended March 31, 2010 and 2009 was $60 and $61 million, respectively.

          We completed our annual impairment testing of goodwill and indefinite-lived intangibles as of March 31, 2010 and determined that there was no impairment as of that date.

For the quarter ended June 30, 2010

The change in the carrying amount of goodwill for the six months ended June 30, 2010 by segment is as follows:

	December 31, 2009	Acquisitions	Divestitures	Currency Translation Adjustment	June 30, 2010

Aerospace	$1,891	$—	$—	$(16)	$1,875
Automation and Control Solutions	6,918	107	—	(246)	6,779
Specialty Materials	1,164	—	—	(15)	1,149
Transportation Systems	521	—	—	(9)	512

	$10,494	$107	$—	$(286)	$10,315

	June 30, 2010			December 31, 2009

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Determinable life intangibles:
Patents and technology	$1,052	$(626)	$426	$1,053	$(595)	$458
Customer relationships	1,341	(331)	1,010	1,359	(282)	1,077
Trademarks	95	(64)	31	164	(62)	102
Other	528	(385)	143	514	(406)	108

	3,016	(1,406)	1,610	3,090	(1,345)	1,745

Indefinite life intangibles:
Trademarks	447	—	447	429	—	429

	$3,463	$(1,406)	$2,057	$3,519	$(1,345)	$2,174

          Amortization expense related to intangible assets for the six months ended June 30, 2010 and 2009 was $119 and $125 million, respectively.

          We completed our annual impairment testing of goodwill and indefinite-lived intangibles as of March 31, 2010 and determined that there was no impairment as of that date.

For the quarter ended September 30, 2010

The change in the carrying amount of goodwill for the nine months ended September 30, 2010 by segment is as follows:

	December 31, 2009	Acquisitions	Divestitures	Currency Translation Adjustment	September 30, 2010

Aerospace	$1,891	$—	$—	$(4)	$1,887
Automation and Control Solutions	6,918	957	—	(34)	7,841
Specialty Materials	1,164	122	—	(3)	1,283
Transportation Systems	521	—	—	(3)	518

	$10,494	$1,079	$—	$(44)	$11,529

	September 30, 2010			December 31, 2009

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Determinable life intangibles:
Patents and technology	$1,130	$(656)	$474	$1,053	$(595)	$458
Customer relationships	1,680	(367)	1,313	1,359	(282)	1,077
Trademarks	404	(70)	334	164	(62)	102
Other	538	(395)	143	514	(406)	108

	3,752	(1,488)	2,264	3,090	(1,345)	1,745

Indefinite life intangibles:
Trademarks	447	—	447	429	—	429

	$4,199	$(1,488)	$2,711	$3,519	$(1,345)	$2,174

          Amortization expense related to intangible assets for the nine months ended September 30, 2010 and 2009 was $183 and $191 million, respectively.

          We completed our annual impairment testing of goodwill and indefinite-lived intangibles as of March 31, 2010 and determined that there was no impairment as of that date.

Note 14. Long-term Debt and Credit Agreements

For the quarter ended March 31, 2010

	March 31, 2010	December 31, 2009

7.50% notes due 2010	$—	$1,000
6.125% notes due 2011	500	500
5.625% notes due 2012	400	400
4.25% notes due 2013	600	600
3.875% notes due 2014	600	600
5.40% notes due 2016	400	400
5.30% notes due 2017	400	400
5.30% notes due 2018	900	900
5.00% notes due 2019	900	900
Industrial development bond obligations, floating rate maturing at various dates through 2037	47	47
6.625% debentures due 2028	216	216
9.065% debentures due 2033	51	51
5.70% notes due 2036	550	550
5.70% notes due 2037	600	600
Other (including capitalized leases), 0.61%-15.5% maturing at various dates through 2017	105	100

	6,269	7,264
Less-current portion	(23)	(1,018)

	$6,246	$6,246

The schedule of principal payments on long term debt is as follows:

At March 31, 2010

2010	$17
2011	520
2012	406
2013	605
2014	606
Thereafter	4,115

6,269
Less-current portion	(23)

$6,246

          In the first quarter of 2010, the Company repaid $1,000 million of its 7.50% notes. The repayment was funded with the issuance of commercial paper and cash provided by operating activities.

          We sell interests in designated pools of trade accounts receivables to third parties. As of March 31, 2010 and December 31, 2009 none of the receivables in the designated pools had been sold to third parties. The terms of the trade accounts receivable program permit the repurchase of receivables from the third parties at our discretion. As a result, program receivables remain on the Company’s balance sheet, reflected as Accounts, notes and other receivables with a corresponding amount recorded as either Short-term borrowings or Long-term debt. Program costs are recognized as Interest and other financial charges in the Consolidated Statement of Operations.

For the quarter ended June 30, 2010

	June 30, 2010	December 31, 2009

7.50% notes due 2010	$—	$1,000
6.125% notes due 2011	500	500
5.625% notes due 2012	400	400
4.25% notes due 2013	600	600
3.875% notes due 2014	600	600
5.40% notes due 2016	400	400
5.30% notes due 2017	400	400
5.30% notes due 2018	900	900
5.00% notes due 2019	900	900
Industrial development bond obligations, floating rate maturing at various dates through 2037	47	47
6.625% debentures due 2028	216	216
9.065% debentures due 2033	51	51
5.70% notes due 2036	550	550
5.70% notes due 2037	600	600
Other (including capitalized leases), 0.62%-15.50% maturing at various dates through 2017	113	100

	6,277	7,264
Less current portion	(23)	(1,018)

	$6,254	$6,246

June 30, 2010

2010	$17
2011	519
2012	404
2013	605
2014	606
Thereafter	4,126

6,277
Less-current portion	(23)

$6,254

          In the first quarter of 2010, the Company repaid $1,000 million of its 7.50% notes. The repayment was funded with the issuance of commercial paper and cash provided by operating activities.

          We sell interests in designated pools of trade accounts receivables to third parties. As of June 30, 2010 and December 31, 2009 none of the receivables in the designated pools had been sold to third parties. The terms of the trade accounts receivable program permit the repurchase of receivables from the third parties at our discretion. As a result, program receivables remain on the Company’s balance sheet, reflected as Accounts, notes and other receivables with a corresponding amount recorded as either Short-term borrowings or Long-term debt. Program costs are recognized as Interest and other financial charges in the Consolidated Statement of Operations.

For the quarter ended September 30, 2010

	September 30, 2010	December 31, 2009

7.50% notes due 2010	$—	$1,000
6.125% notes due 2011	500	500
5.625% notes due 2012	400	400
4.25% notes due 2013	600	600
3.875% notes due 2014	600	600
5.40% notes due 2016	400	400
5.30% notes due 2017	400	400
5.30% notes due 2018	900	900
5.00% notes due 2019	900	900
Industrial development bond obligations, floating rate maturing at various dates through 2037	46	47
6.625% debentures due 2028	216	216
9.065% debentures due 2033	51	51
5.70% notes due 2036	550	550
5.70% notes due 2037	600	600
Other (including capitalized leases), 0.57%-15.50% maturing at various dates through 2017	125	100

	6,288	7,264
Less current portion	(23)	(1,018)

	$6,265	$6,246

September 30, 2010

2010	$5
2011	529
2012	406
2013	606
2014	606
Thereafter	4,136

6,288
Less-current portion	(23)

$6,265

          In the first quarter of 2010, the Company repaid $1,000 million of its 7.50% notes. The repayment was funded with the issuance of commercial paper and cash provided by operating activities.

          We sell interests in designated pools of trade accounts receivables to third parties. As of September 30, 2010 and December 31, 2009 none of the receivables in the designated pools had been sold to third parties. The terms of the trade accounts receivable program permit the repurchase of receivables from the third parties at our discretion. As a result, program receivables remain on the Company’s balance sheet, reflected as Accounts, notes and other receivables with a corresponding amount recorded as either Short-term borrowings or Long-term debt. Program costs are recognized as Interest and other financial charges in the Consolidated Statement of Operations.

Note 15. Financial Instruments and Fair Value Measures

For the quarter ended March 31, 2010

          Credit and Market Risk—Financial instruments, including derivatives, expose us to counterparty credit risk for nonperformance and to market risk related to changes in interest and currency exchange rates and commodity prices. We manage our exposure to counterparty credit risk through specific minimum credit standards, diversification of counterparties, and procedures to monitor concentrations of credit risk. Our counterparties in derivative transactions are substantial investment and commercial banks with significant experience using such derivative instruments. We monitor the impact of market risk on the fair value and cash flows of our derivative and other financial instruments considering reasonably possible changes in interest rates, currency exchange rates and commodity prices and restrict the use of derivative financial instruments to hedging activities.

          We continually monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. The terms and conditions of our credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer. Our sales are not materially dependent on a single customer or a small group of customers.

          Foreign Currency Risk Management—We conduct our business on a multinational basis in a wide variety of foreign currencies. Our exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities and transactions arising from international trade. Our objective is to preserve the economic value of non-functional currency denominated cash flows. We attempt to hedge transaction exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency exchange forward and option contracts with third parties.

          We hedge monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S. dollars, these assets and liabilities are remeasured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Other (Income) Expense.

          We partially hedge forecasted sales and purchases, which predominantly occur in the next twelve months and are denominated in non-functional currencies, with currency forward contracts. Changes in the forecasted non-functional currency cash flows due to movements in exchange rates are substantially offset by changes in the fair value of the currency forward contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized.

          Open foreign currency exchange forward contracts mature predominantly in the next twelve months. At March 31, 2010 and December 31, 2009 we had contracts with notional amounts of $3,817 and $2,959 million, respectively, to exchange foreign currencies, principally the U.S. dollar, Euro, British pound, Canadian dollar, Hong Kong dollar, Mexican peso, Swiss franc, Czech koruna, Chinese renminbi, Indian rupee and Singapore dollar.

          Commodity Price Risk Management—Our exposure to market risk for commodity prices can result in changes in our cost of production. We primarily mitigate our exposure to commodity price risk through the use of long-term, fixed-price contracts with our suppliers and formula price agreements with suppliers and customers. We also enter into forward commodity contracts with third parties designated as hedges of anticipated purchases of several commodities. Forward commodity contracts are marked-to-market, with the resulting gains and losses recognized in earnings when the hedged transaction is recognized. At March 31, 2010 and December 31, 2009 we had contracts with notional amounts of $39 and $52 million, respectively, related to forward commodity agreements, principally for base metals and natural gas.

          Interest Rate Risk Management—We use a combination of financial instruments, including long-term, medium-term and short-term financing, variable-rate commercial paper, and interest rate swaps to manage the interest rate mix of our total debt portfolio and related overall cost of borrowing. At March 31, 2010 and December 31, 2009, interest rate swap agreements designated as fair value hedges effectively changed $600 million of fixed rate debt at a rate of 3.875 percent to LIBOR based floating debt. Our interest rate swaps mature in 2014.

          Fair Value of Financial Instrument—The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The FASB’s guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

          The Company endeavors to utilize the best available information in measuring fair value. Nonfinancial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that our financial assets and liabilities are level 2 in the fair value hierarchy. The following table sets forth the Company’s financial assets and liabilities that were accounted for, at fair value on a recurring basis:

	March 31, 2010	December 31, 2009

Assets:
Foreign currency exchange contracts	$40	$11
Available for sale investments	478	141
Interest rate swap agreements	4	1
Forward commodity contracts	5	4
Liabilities:
Foreign currency exchange contracts	$21	$3
Interest rate swap agreements	—	3
Forward commodity contracts	7	—

          The foreign currency exchange contracts, interest rate swap agreements, and forward commodity contracts are valued using broker quotations, or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within level 2. The Company also holds investments in marketable equity securities, commercial paper, certificates of deposits, and time deposits that are designated as available for sale and are valued using market transactions in over-the-counter markets. As such, these investments are classified within level 2.

          The carrying value of cash and cash equivalents, trade accounts and notes receivables, payables, commercial paper and short-term borrowings contained in the Consolidated Balance Sheet approximates fair value. The following table sets forth the Company’s financial assets and liabilities that were not carried at fair value:

	March 31, 2010		December 31, 2009

	Carrying Value	Fair Value	Carrying Value	Fair Value

Assets:
Long-term receivables	$287	$272	$317	$303
Liabilities:
Long-term debt and related current maturities	$6,265	$6,601	$7,262	$7,677

          As of March 31, 2010 the Company had $14 million of nonfinancial assets, specifically property, plant and equipment, software, and intangible assets, which were accounted for at fair value on a nonrecurring basis. These assets were tested for impairment and based on the fair value of these assets the Company recognized losses of $13 million as of March 31, 2010. The Company has determined that our nonfinancial assets and nonfinancial liabilities are level 3 in the fair value hierarchy. As of March 31, 2009 the Company had $2 million of nonfinancial assets, specifically property, plant and equipment, that were accounted for at fair value on a nonrecurring basis as part of repositioning occurring in the first quarter of 2009. Based on the fair value of these assets the Company recognized losses of $2 million as of March 31, 2009.

          The derivatives utilized for risk management purposes as detailed above are included on the Consolidated Balance Sheet and impacted the Statement of Operations as follows:

Fair value of asset derivatives consist of the following:

		March 31, 2010	December 31, 2009

Designated as a Hedge	Balance Sheet Location
Foreign currency exchange contracts	Accounts, notes and other receivables	$40	$8
Interest rate swap agreements	Other assets	4	1
Commodity contracts	Accounts, notes and other receivables	5	4

Not Designated as a Hedge	Balance Sheet Location
Foreign currency exchange contracts	Accounts notes and other receivables	$—	$3

Fair value of liability derivatives consist of the following:

		March 31, 2010	December 31, 2009

Designated as a Hedge	Balance Sheet Location
Foreign currency exchange contracts	Accrued liabilities	$19	$1
Interest rate swap agreements	Accrued liabilities	—	3
Commodity contracts	Accrued liabilities	7	—

Not Designated as a Hedge	Balance Sheet Location
Foreign currency exchange contracts	Accrued liabilities	$2	$3

Gains (losses) recognized in OCI consist of the following:

Designated as a Cash Flow Hedge	March 31, 2010	December 31, 2009

Foreign currency exchange contracts	$20	$18
Commodity contracts	(2)	(1)

Gains (losses) reclassified from AOCI to Income (effective portions) consist of the following:

Designated as a Cash Flow Hedge	Income Statement Location	March 31, 2010	March 31, 2009

Foreign currency exchange contracts	Product sales	$(3)	$(2)
	Cost of products sold	2	(2)
	Selling general and administrative	1	—

Commodity contracts	Cost of products sold	(1)	(1)

          Ineffective portions of commodity derivative instruments designated in cash flow hedge relationships were less than $1 million in the first quarter of 2010 and 2009 and are located in cost of products sold. Foreign currency exchange contracts designated in cash flow hedge relationships qualify as critical matched terms hedge relationships and as a result have no ineffectiveness.

          Interest rate swap agreements are designated as hedge relationships with gains or (losses) on the derivative recognized in Interest and other financial charges offsetting the gains and losses on the underlying debt being hedged. Gains on interest rate swap agreements recognized in earnings were $4 million as of March 31, 2010. These gains were fully off-set by losses on the underlying debt being hedged. As of March 31, 2009 we had no interest rate swap agreements.

          We also economically hedge our exposure to changes in foreign exchange rates principally with forward contracts. These contracts are marked-to-market with the resulting gains and losses recognized in earnings offsetting the gains and losses on the non-functional currency denominated monetary assets and liabilities being hedged. As of March 31, 2010 and 2009, we recognized $22 million and $39 million of expense, respectively in Other (Income) Expense.

For the quarter ended June 30, 2010

          Credit and Market Risk—Financial instruments, including derivatives, expose us to counterparty credit risk for nonperformance and to market risk related to changes in interest and currency exchange rates and commodity prices. We manage our exposure to counterparty credit risk through specific minimum credit standards, diversification of counterparties, and procedures to monitor concentrations of credit risk. Our counterparties in derivative transactions are substantial investment and commercial banks with significant experience using such derivative instruments. We monitor the impact of market risk on the fair value and cash flows of our derivative and other financial instruments considering reasonably possible changes in interest rates, currency exchange rates and commodity prices and restrict the use of derivative financial instruments to hedging activities.

          We continually monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. The terms and conditions of our credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer. Our sales are not materially dependent on a single customer or a small group of customers.

          Foreign Currency Risk Management—We conduct our business on a multinational basis in a wide variety of foreign currencies. Our exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities and transactions arising from international trade. Our objective is to preserve the economic value of non-functional currency denominated cash flows. We attempt to hedge transaction exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency exchange forward and option contracts with third parties.

          We hedge monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S. dollars, these assets and liabilities are remeasured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Other (Income) Expense.

          We partially hedge forecasted sales and purchases, which predominantly occur in the next twelve months and are denominated in non-functional currencies, with currency forward contracts. Changes in the forecasted non-functional currency cash flows due to movements in exchange rates are substantially offset by changes in the fair value of the currency forward contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized. Open foreign currency exchange forward contracts mature predominantly in the next twelve months. At June 30, 2010 and 2009, we had contracts with notional amounts of $3,212 million and $3,622 million respectively, to exchange foreign currencies, principally the U.S. dollar, Euro, British pound, Canadian dollar, Hong Kong dollar, Mexican peso, Swiss franc, Czech koruna, Chinese renminbi, Indian rupee and Singapore dollar.

          Commodity Price Risk Management—Our exposure to market risk for commodity prices can result in changes in our cost of production. We primarily mitigate our exposure to commodity price risk through the use of long-term, fixed-price contracts with our suppliers and formula price agreements with suppliers and customers. We also enter into forward commodity contracts with third parties designated as hedges of anticipated purchases of several commodities. Forward commodity contracts are marked-to-market, with the resulting gains and losses recognized in earnings when the hedged transaction is recognized. At June 30, 2010 and 2009, we had contracts with notional amounts of $26 million and $20 million, respectively, related to forward commodity agreements, principally base metals and natural gas.

          Interest Rate Risk Management— We use a combination of financial instruments, including long-term, medium-term and short-term financing, variable-rate commercial paper, and interest rate swaps to manage the interest rate mix of our total debt portfolio and related overall cost of borrowing. At June 30, 2010 and December 31, 2009, interest rate swap agreements designated as fair value hedges effectively changed $600 million of fixed rate debt at a rate of 3.875 percent to LIBOR based floating debt. Our interest rate swaps mature in 2014.

          Fair Value of Financial Instruments— The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The FASB’s guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

          The Company endeavors to utilize the best available information in measuring fair value. Financial and nonfinancial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that our financial assets and liabilities are level 2 in the fair value hierarchy. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Assets:
Foreign currency exchange contracts	$40	$11
Available for sale investments	356	141
Interest rate swap agreements	20	1
Forward commodity contracts	2	4

Liabilities:
Foreign currency exchange contracts	$36	$3
Interest rate swap agreements	—	3
Forward commodity contracts	3	—

          The foreign currency exchange contracts, interest rate swap agreements, and forward commodity contracts are valued using broker quotations, or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within level 2. The Company also holds investments in marketable equity securities, commercial paper, certificates of deposits, and time deposits that are designated as available for sale and are valued using market transactions in over-the-counter markets. As such, these investments are classified within level 2.

          The carrying value of cash and cash equivalents, trade accounts and notes receivables, payables, commercial paper and short-term borrowings contained in the Consolidated Balance Sheet approximates fair value. The following table sets forth the Company’s financial assets and liabilities that were not carried at fair value:

	June 30, 2010		December 31, 2009

	Carrying Value	Fair Value	Carrying Value	Fair Value

Assets
Long-term receivables	$270	$257	$317	$303
Liabilities
Long-term debt and related current maturities	$6,277	$6,978	$7,264	$7,677

          In the three and six months ended June 30, 2010, the Company had assets with a net book value of $4 million and $18 million, respectively, specifically property, plant and equipment, software and intangible assets, which were accounted for at fair value on a nonrecurring basis. These assets were tested for impairment and based on the fair value of these assets the Company recognized losses of $4 million and $17 million, respectively, in the three and six months ended June 30, 2010. The Company has determined that the fair value measurements of these nonfinancial assets are level 3 in the fair value hierarchy. In the three and six months ended June 30, 2009, the Company had assets with a net book value of $27 million and $29 million, respectively, that were accounted for at fair value on a nonrecurring basis. Based on the fair value of these assets the Company recognized losses of $7 million and $9 million, respectively, in the three and six months ended June 30, 2009.

          The Company holds investments in marketable equity securities that are designated as available for sale securities. Due to an other-than-temporary decline in fair value of these investments, the Company recognized an impairment charge of $62 million in the three months ended June 30, 2009 that is included in Other (Income) Expense.

          The derivatives utilized for risk management purposes as detailed above are included on the Consolidated Balance Sheet and impacted the Statement of Operations as follows:

Fair value of derivatives classified as assets consist of the following:

Designated as a Hedge	Balance Sheet Classification	June 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accounts, notes, and other receivables	$39	$8
Interest rate swap agreements	Other assets	20	1
Commodity contracts	Accounts, notes, and other receivables	2	4

Not Designated as a Hedge	Balance Sheet Classification	June 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accounts, notes, and other receivables	$1	$3

Fair value of derivatives classified as liabilities consist of the following:

Designated as a Hedge	Balance Sheet Classification	June 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accrued liabilities	$31	$1
Interest rate swap agreements	Accrued liabilities	—	3
Commodity contracts	Accrued liabilities	3	—

Not Designated as a Hedge	Balance Sheet Classification	June 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accrued liabilities	$5	$3

Gains (losses) recognized in OCI (effective portions) consist of the following:

	Three Months Ended June, 30		Six Months Ended June, 30

Designated Cash Flow Hedge	2010	2009	2010	2009

Foreign currency exchange contracts	$(12)	$33	$8	$9
Commodity contracts	(1)	8	(3)	5

Gains (losses) reclassified from AOCI to income consist of the following:

		Three Months Ended June 30,		Six Months Ended June 30,
Designated Cash Flow Hedge
	Income Statement Location	2010	2009	2010	2009

Foreign currency exchange contracts	Product sales	$(3)	$12	$(6)	$10
	Cost of products sold	7	(10)	9	(12)
	Sales & general administrative	(4)	(2)	(3)	(2)

Commodity contracts	Cost of products sold	$(2)	$(3)	$(3)	$(4)

          Ineffective portions of commodity derivative instruments designated in cash flow hedge relationships were less than $1 million in the three and six months ended June 30, 2010 and are located in cost of products sold. Ineffective portions of commodity derivative instruments designated in cash flow hedge relationships were approximately $1 million in the three and six months ended June 30, 2009 and are located in cost of products sold. Foreign currency exchange contracts in cash flow hedge relationships qualify as critical matched terms hedge relationships and as a result have no ineffectiveness.

          Interest rate swap agreements are designated as hedge relationships with gains or (losses) on the derivative recognized in Interest and other financial charges offsetting the gains and losses on the underlying debt being hedged. Gains on interest rate swap agreements recognized in earnings were $16 and $20 million in the three and six months ended June 30, 2010. These gains were fully off-set by losses on the underlying debt being hedged. Gains on interest rate swap agreements recognized in earnings were $1 million in both the three and six months ended June 30, 2009. These gains were fully off-set by losses on the underlying debt being hedged.

          We also economically hedge our exposure to changes in foreign exchange rates principally with forward contracts. These contracts are marked-to-market with the resulting gains and losses recognized in earnings offsetting the gains and losses on the non-functional currency denominated monetary assets and liabilities being hedged. For the three and six months ended June 30, 2010, we recognized $6 million of income and $16 million of expense, respectively in Other (Income) Expense. For the three and six months ended June 30, 2009, we recognized $29 million and $68 million of income, respectively in Other (Income) Expense.

For the quarters ended September 30, 2010

          Credit and Market Risk—Financial instruments, including derivatives, expose us to counterparty credit risk for nonperformance and to market risk related to changes in interest and currency exchange rates and commodity prices. We manage our exposure to counterparty credit risk through specific minimum credit standards, diversification of counterparties, and procedures to monitor concentrations of credit risk. Our counterparties in derivative transactions are substantial investment and commercial banks with significant experience using such derivative instruments. We monitor the impact of market risk on the fair value and cash flows of our derivative and other financial instruments considering reasonably possible changes in interest rates, currency exchange rates and commodity prices and restrict the use of derivative financial instruments to hedging activities.

          We continually monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. The terms and conditions of our credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer. Our sales are not materially dependent on a single customer or a small group of customers.

          Foreign Currency Risk Management—We conduct our business on a multinational basis in a wide variety of foreign currencies. Our exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities and transactions arising from international trade. Our objective is to preserve the economic value of non-functional currency denominated cash flows. We attempt to hedge transaction exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency exchange forward and option contracts with third parties.

          We hedge monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S. dollars, these assets and liabilities are remeasured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Other (Income) Expense. We partially hedge forecasted sales and purchases, which predominantly occur in the next twelve months and are denominated in non-functional currencies, with currency forward contracts. Changes in the forecasted non-functional currency cash flows due to movements in exchange rates are substantially offset by changes in the fair value of the currency forward contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized. Open foreign currency exchange forward contracts mature predominantly in the next twelve months. At September 30, 2010 and 2009, we had contracts with notional amounts of $3,552 million and $2,843 million respectively, to exchange foreign currencies, principally the U.S. dollar, Euro, British pound, Canadian dollar, Hong Kong dollar, Mexican peso, Swiss franc, Czech koruna, Chinese renminbi, Indian rupee, Singapore dollar, and Swedish krona.

          Commodity Price Risk Management—Our exposure to market risk for commodity prices can result in changes in our cost of production. We primarily mitigate our exposure to commodity price risk through the use of long-term, fixed-price contracts with our suppliers and formula price agreements with suppliers and customers. We also enter into forward commodity contracts with third parties designated as hedges of anticipated purchases of several commodities. Forward commodity contracts are marked-to-market, with the resulting gains and losses recognized in earnings when the hedged transaction is recognized. At September 30, 2010 and 2009, we had contracts with notional amounts of $38 million and $59 million, respectively, related to forward commodity agreements, principally base metals and natural gas.

          Interest Rate Risk Management— We use a combination of financial instruments, including long-term, medium-term and short-term financing, variable-rate commercial paper, and interest rate swaps to manage the interest rate mix of our total debt portfolio and related overall cost of borrowing. At September 30, 2010 and December 31, 2009, interest rate swap agreements designated as fair value hedges effectively changed $600 million of fixed rate debt at a rate of 3.875 percent to LIBOR based floating debt. Our interest rate swaps mature in 2014.

          Fair Value of Financial Instruments— The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The FASB’s guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or

Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or

Inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

          The Company endeavors to utilize the best available information in measuring fair value. Financial and nonfinancial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that our available for sale investments are level 1 and our remaining financial assets and liabilities are level 2 in the fair value hierarchy. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009

Assets:
Foreign currency exchange contracts	$25	$11
Available for sale investments	345	141
Interest rate swap agreements	30	1
Forward commodity contracts	3	4

Liabilities:
Foreign currency exchange contracts	$15	$3
Interest rate swap agreements	—	3
Forward commodity contracts	4	—

          The foreign currency exchange contracts, interest rate swap agreements, and forward commodity contracts are valued using broker quotations, or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within level 2. The Company also holds investments in marketable equity securities, commercial paper, certificates of deposits, and time deposits that are designated as available for sale and are valued using market transactions in over-the-counter markets. As such, these investments are classified within level 2.

          The carrying value of cash and cash equivalents, trade accounts and notes receivables, payables, commercial paper and short-term borrowings contained in the Consolidated Balance Sheet approximates fair value. The following table sets forth the Company’s financial assets and liabilities that were not carried at fair value:

	September 30, 2010		December 31, 2009

	Carrying Value	Fair Value	Carrying Value	Fair Value

Assets
Long-term receivables	$231	$225	$317	$303
Liabilities
Long-term debt and related current maturities	$6,288	$7,109	$7,264	$7,677

          In the three and nine months ended September 30, 2010, the Company had assets with a net book value of $13 million and $31 million, respectively, specifically property, plant and equipment, software and intangible assets, which were accounted for at fair value on a nonrecurring basis. These assets were tested for impairment and based on the fair value of these assets the Company recognized losses of $12 million and $29 million, respectively, in the three and nine months ended September 30, 2010, primarily in connection with our repositioning actions (see Note 9 Repositioning and Other Charges). The Company has determined that the fair value measurements of these nonfinancial assets are level 3 in the fair value hierarchy. In the three and nine months ended September 30, 2009, the Company had assets with a net book value of $7 million and $36 million, respectively, that were accounted for at fair value on a nonrecurring basis. Based on the fair value of these assets the Company recognized losses of $4 million and $13 million, respectively, in the three and nine months ended September 30, 2009.

          The Company holds investments in marketable equity securities that are designated as available for sale securities. Due to an other-than-temporary decline in fair value of these investments, the Company recognized an impairment charge of $62 million in the nine months ended September 30, 2009 that is included in Other (Income) Expense.

          The derivatives utilized for risk management purposes as detailed above are included on the Consolidated Balance Sheet and impacted the Statement of Operations as follows:

Fair value of derivatives classified as assets consist of the following:

Designated as a Hedge	Balance Sheet Classification	September 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accounts, notes, and other receivables	$23	$8
Interest rate swap agreements	Other assets	30	1
Commodity contracts	Accounts, notes, and other receivables	3	4

Not Designated as a Hedge	Balance Sheet Classification	September 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accounts, notes, and other receivables	$2	$3

Fair value of derivatives classified as liabilities consist of the following:

Designated as a Hedge	Balance Sheet Classification	September 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accrued liabilities	$11	$1
Interest rate swap agreements	Accrued liabilities	—	3
Commodity contracts	Accrued liabilities	4	—

Not Designated as a Hedge	Balance Sheet Classification	September 30, 2010	December 31, 2009

Foreign currency exchange contracts	Accrued liabilities	$4	$3

Gains (losses) recognized in OCI (effective portions) consist of the following:

	Three Months Ended September, 30		Nine Months Ended September, 30

Designated Cash Flow Hedge	2010	2009	2010	2009

Foreign currency exchange contracts	$8	$(1)	$16	$8
Commodity contracts	(3)	(9)	(6)	(4)

Gains (losses) reclassified from AOCI to income consist of the following:

		Three Months Ended September 30,		Nine Months Ended September 30,
Designated Cash Flow Hedge
	Income Statement Location	2010	2009	2010	2009

Foreign currency exchange contracts	Product sales	$(7)	$25	$(13)	$35
	Cost of products sold	11	(16)	20	(28)
	Sales & general administrative	1	1	(2)	(1)

Commodity contracts	Cost of products sold	$(1)	$(2)	$(4)	$(6)

          Ineffective portions of commodity derivative instruments designated in cash flow hedge relationships were insignificant in the three and nine months ended September 30, 2010 and September 30, 2009 and are located in cost of products sold. Foreign currency exchange contracts in cash flow hedge relationships qualify as critical matched terms hedge relationships and as a result have no ineffectiveness.

          Interest rate swap agreements are designated as hedge relationships with gains or (losses) on the derivative recognized in Interest and other financial charges offsetting the gains and losses on the underlying debt being hedged. Gains on interest rate swap agreements recognized in earnings were $10 and $30 million in the three and nine months ended September 30, 2010. These gains were fully off-set by losses on the underlying debt being hedged. Gains on interest rate swap agreements recognized in earnings were $8 million and $6 million in both the three and nine months ended September 30, 2009. These gains were fully off-set by losses on the underlying debt being hedged.

          We also economically hedge our exposure to changes in foreign exchange rates principally with forward contracts. These contracts are marked-to-market with the resulting gains and losses recognized in earnings offsetting the gains and losses on the non-functional currency denominated monetary assets and liabilities being hedged. For the three and nine months ended September 30, 2010, we recognized $18 million and $2 million of income, respectively in Other (Income) Expense. For the three and nine months ended September 30, 2009, we recognized $13 million and $81 million of income, respectively in Other (Income) Expense.

Note 16. Other postretirement benefits

For the quarter ended March 31, 2010

	Three Months Ended March 31,

Other Postretirement Benefits	2010	2009

Service cost	$1	$3
Interest cost	24	29
Amortization of prior service (credit)	(10)	(10)
Recognition of actuarial losses	4	7
Settlements and curtailments	(37)	—

	$(18)	$29

          On February 1, 2010, in connection with a new collective bargaining agreement reached with one of its union groups, Honeywell amended its U.S. retiree medical plan eliminating the subsidy for those union employees who retire after February 1, 2013. This plan amendment reduced the accumulated postretirement benefit obligation by $39 million which will be recognized as part of net periodic postretirement benefit cost over the average future service period to full eligibility of the remaining active union employees still eligible for a retiree medical subsidy. This plan amendment also resulted in a curtailment gain of $37 million in the first quarter of 2010 which was included as part of net periodic postretirement benefit cost. The curtailment gain represents the recognition of previously unrecognized negative prior service costs attributable to the future years of service of the union group for which future accrual of benefits has been eliminated.

          We recorded a one-time, non-cash charge of $13 million related to income taxes in the first quarter of 2010, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010. The charge results from a change in the tax treatment of the Medicare Part D program.

For the quarter ended June 30, 2010

Other Postretirement Benefits	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Service cost	$—	$—	$1	$3
Interest cost	19	23	43	52
Amortization of prior service (credit)	(8)	(12)	(18)	(22)
Recognition of actuarial losses	10	(1)	14	7
Settlements and curtailments	(9)	(98)	(46)	(98)

	$12	$(88)	$(6)	$(58)

          On February 1, 2010, in connection with a new collective bargaining agreement reached with one of its union groups, Honeywell amended its U.S. retiree medical plan eliminating the subsidy for those union employees who retire after February 1, 2013. This plan amendment reduced the accumulated postretirement benefit obligation by $39 million which will be recognized as part of net periodic postretirement benefit cost over the average future service period to full eligibility of the remaining active union employees still eligible for a retiree medical subsidy. This plan amendment also resulted in a curtailment gain of $37 million in the six months ended June 30, 2010 which was included as part of net periodic postretirement benefit cost. The curtailment gain represents the recognition of previously unrecognized negative prior service costs attributable to the future years of service of the union group for which future accrual of benefits has been eliminated.

          We recorded a one-time, non-cash charge of $13 million related to income taxes in the first quarter of 2010, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010. The charge results from a change in the tax treatment of the Medicare Part D program.

For the quarter ended September 30, 2010

Other Postretirement Benefits	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009

Service cost	$1	$2	$2	$5
Interest cost	19	26	62	78
Amortization of prior service (credit)	(13)	(11)	(31)	(33)
Recognition of actuarial losses	9	3	23	10
Settlements and curtailments	—	—	(46)	(98)

	$16	$20	$10	$(38)

          During the third quarter of 2010, Honeywell amended its U.S. retiree medical plan to no longer offer certain post-age-65 retirees Honeywell group coverage and facilitate their purchase of an individual plan in the Medicare marketplace. This plan amendment reduced the accumulated postretirement benefit obligation by $137 million which will be recognized as part of net periodic postretirement benefit cost over the average future service period to full eligibility of the remaining active union employees still eligible for a retiree medical subsidy.

          On February 1, 2010, in connection with a new collective bargaining agreement reached with one of its union groups, Honeywell amended its U.S. retiree medical plan eliminating the subsidy for those union employees who retire after February 1, 2013. This plan amendment reduced the accumulated postretirement benefit obligation by $39 million which will be recognized as part of net periodic postretirement benefit cost over the average future service period to full eligibility of the remaining active union employees still eligible for a retiree medical subsidy. This plan amendment also resulted in a curtailment gain of $37 million in the nine months ended September 30, 2010 which was included as part of net periodic postretirement benefit cost. The curtailment gain represents the recognition of previously unrecognized negative prior service costs attributable to the future years of service of the union group for which future accrual of benefits has been eliminated.

          We recorded a one-time, non-cash charge of $13 million related to income taxes in the first quarter of 2010, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010. The charge results from a change in the tax treatment of the Medicare Part D program.

Note 17. Commitments and Contingencies

For the quarter ended March 31, 2010

Environmental Matters

          We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, mainly because of past operations and operations of predecessor companies, we, like other companies engaged in similar businesses, have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

          With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of remedial investigations and feasibility studies, the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties. The following table summarizes information concerning our recorded liabilities for environmental costs:

Three Months Ended March 31, 2010

Beginning of period	$779
Accruals for environmental matters deemed probable and reasonably estimable	50
Environmental liability payments	(39)
Other	11

End of period	$801

          Environmental liabilities are included in the following balance sheet accounts:

	March 31, 2010	December 31, 2009

Accrued liabilities	$318	$314
Other liabilities	483	465

	$801	$779

          Although we do not currently possess sufficient information to reasonably estimate the amounts of liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, they could be material to our consolidated results of operations or operating cash flows in the periods recognized or paid. However, considering our past experience and existing reserves, we do not expect that these environmental matters will have a material adverse effect on our consolidated financial position.

          New Jersey Chrome Sites— The excavation and offsite disposal of approximately one million tons of chromium residue present at a predecessor Honeywell site located in Jersey City, New Jersey, known as Study Area 7 was completed in January 2010. We have also received approval of the United States District Court for the District of New Jersey for the implementation of related groundwater and sediment remedial actions, and are seeking the appropriate permits from state and federal agencies. Provisions have been made in our financial statements for the estimated cost of these remedies.

          The above-referenced site is the most significant of the twenty-one sites located in Hudson County, New Jersey that are the subject of an Administrative Consent Order (ACO) entered into with the New Jersey Department of Environmental Protection (NJDEP) in 1993 (the “Honeywell ACO Sites”). Remedial investigations and activities consistent with the ACO have also been conducted and are underway at the other Honeywell ACO Sites. We have recorded reserves for the Honeywell ACO Sites where appropriate under the accounting policy described above.

          On May 3, 2005, NJDEP filed a lawsuit in New Jersey Superior Court against Honeywell and two other companies seeking declaratory and injunctive relief, unspecified damages, and the reimbursement of unspecified total costs relating to sites in New Jersey allegedly contaminated with chrome ore processing residue. The claims against Honeywell relate to the activities of a predecessor company which ceased its New Jersey manufacturing operations in the mid-1950’s. Honeywell and the two other companies have agreed to settle this litigation with NJDEP, subject to Court approval. Under the settlement, Honeywell would pay $5 million of NJDEP’s past costs, as well as accept sole responsibility to remediate 24 of the 53 “Publicly Funded Sites” (i.e., those sites for which none of the three companies had previously accepted responsibility). Honeywell would also bear 50% of the costs at another 10 Publicly Funded Sites. We have recorded reserves for the Publicly Funded Sites where appropriate under the accounting policy described above.

          We have entered into court-approved settlements of litigation filed in federal court against Honeywell and other landowners seeking the cleanup of chrome residue at groups of properties known as Study Areas 5, 6 South and 6 North of the Honeywell ACO Sites. The required remedial actions are consistent with our recorded reserves.

          Dundalk Marine Terminal, Baltimore— Chrome residue from legacy chrome plant operations in Baltimore was deposited as fill at the Dundalk Marine Terminal (“DMT”), which is owned and operated by the Maryland Port Administration (“MPA”). Honeywell and the MPA have been sharing costs to investigate and mitigate related environmental issues, and have entered into a cost sharing agreement under which Honeywell will bear 77 percent of the costs of developing and implementing permanent remedies for the DMT facility. The investigative phase is ongoing, after which the appropriate remedies will be identified and chosen. We have negotiated a Consent Decree with the MPA and Maryland Department of the Environment (“MDE”) with respect to the investigation and remediation of the DMT facility. The Consent Decree is being challenged in federal court by BUILD, a Baltimore community group, together with a local church and two individuals (collectively “BUILD”). In October 2007, the Court dismissed with prejudice BUILD’s state law claims and dismissed without prejudice BUILD’s RCRA claims regarding neighborhoods near the DMT facility. In August 2008, the Court held a hearing on the Company’s motion to dismiss BUILD’s remaining claims on the grounds that MDE is diligently prosecuting the investigation and remediation of the DMT. We are awaiting the Court’s decision. We do not believe that this matter will have a material adverse impact on our consolidated financial position or operating cash flows. Given the scope and complexity of this project, it is possible that the cost of remediation, when determinable, could have a material adverse impact on our results of operations in the periods recognized.

          Onondaga Lake, Syracuse, NY— We are implementing a combined dredging/capping remedy of Onondaga Lake pursuant to a consent decree approved by the United States District Court for the Northern District of New York in January 2007. We have accrued for our estimated cost of remediating Onondaga Lake based on currently available information and analysis performed by our engineering consultants. Honeywell is also conducting remedial investigations and activities at other sites in Syracuse. We have recorded reserves for these investigations and activities where appropriate under the accounting policy described above.

          Honeywell has entered into a cooperative agreement with potential natural resource trustees to assess alleged natural resource damages relating to this site. It is not possible to predict the outcome or duration of this assessment, or the amounts of, or responsibility for, any damages.

Asbestos Matters

          Like many other industrial companies, Honeywell is a defendant in personal injury actions related to asbestos. We did not mine or produce asbestos, nor did we make or sell insulation products or other construction materials that have been identified as the primary cause of asbestos related disease in the vast majority of claimants. Products containing asbestos previously manufactured by Honeywell or by previously owned subsidiaries primarily fall into two general categories: refractory products and friction products.

          Refractory Products—Honeywell owned North American Refractories Company (NARCO) from 1979 to 1986. NARCO produced refractory products (high temperature bricks and cement) that were sold largely to the steel industry in the East and Midwest. Less than 2 percent of NARCO’S products contained asbestos.

          When we sold the NARCO business in 1986, we agreed to indemnify NARCO with respect to personal injury claims for products that had been discontinued prior to the sale (as defined in the sale agreement). NARCO retained all liability for all other claims. On January 4, 2002, NARCO filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          As a result of the NARCO bankruptcy filing, all of the claims pending against NARCO are automatically stayed pending the reorganization of NARCO. In addition, the bankruptcy court enjoined both the filing and prosecution of NARCO-related asbestos claims against Honeywell. The stay has remained in effect continuously since January 4, 2002. In connection with NARCO’s bankruptcy filing, we paid NARCO’s parent company $40 million and agreed to provide NARCO with up to $20 million in financing. We also agreed to pay $20 million to NARCO’s parent company upon the filing of a plan of reorganization for NARCO acceptable to Honeywell (which amount was paid in December 2005 following the filing of NARCO’s Third Amended Plan of Reorganization), and to pay NARCO’s parent company $40 million, and to forgive any outstanding NARCO indebtedness to Honeywell, upon the effective date of the plan of reorganization.

          We believe that, as part of the NARCO plan of reorganization, a trust will be established for the benefit of all asbestos claimants, current and future, pursuant to Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the Court-appointed legal representative for future asbestos claimants. If the trust is put in place and approved by the Court as fair and equitable, Honeywell as well as NARCO will be entitled to a permanent channeling injunction barring all present and future individual actions in state or federal courts and requiring all asbestos related claims based on exposure to NARCO products to be made against the federally-supervised trust. Honeywell has reached agreement with the representative for future NARCO claimants and the Asbestos Claimants Committee to cap its annual contributions to the trust with respect to future claims at a level that would not have a material impact on Honeywell’s operating cash flows.

          In November 2007, the Bankruptcy Court entered an amended order confirming the NARCO Plan without modification and approving the 524(g) trust and channeling injunction in favor of NARCO and Honeywell. In December 2007, certain insurers filed an appeal of the Bankruptcy Court Order in the United States District Court for the Western District of Pennsylvania. The District Court affirmed the Bankruptcy Court Order in July 2008. In August 2008, insurers filed a notice of appeal to the Third Circuit Court of Appeals. The appeal is fully briefed, oral argument took place on May 21, 2009, and the matter has been submitted for decision. We expect that the stay enjoining litigation against NARCO and Honeywell will remain in effect during the pendency of these proceedings.

          Our consolidated financial statements reflect an estimated liability for settlement of pending and future NARCO-related asbestos claims as of March 31, 2010 and December 31, 2009 of $1.1 billion. The estimated liability for pending claims is based on terms and conditions, including evidentiary requirements, in definitive agreements with approximately 260,000 current claimants, and an estimate of the unsettled claims pending as of the time NARCO filed for bankruptcy protection. Substantially all settlement payments with respect to current claims have been made. Approximately $100 million of payments due pursuant to these settlements is due only upon establishment of the NARCO trust.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against NARCO through 2018 and the aforementioned obligations to NARCO’s parent. In light of the uncertainties inherent in making long-term projections we do not believe that we have a reasonable basis for estimating asbestos claims beyond 2018. The estimate is based upon the disease criteria and payment values contained in the NARCO Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the NARCO future claimants’ representative. Honeywell projected the probable number and value, including trust claim handling costs, of asbestos related future liabilities based upon experience of asbestos claims filing rates in the tort system and in certain operating asbestos trusts, and the claims experience in those forums. The valuation methodology also includes an analysis of the population likely to have been exposed to asbestos containing products, epidemiological studies to estimate the number of people likely to develop asbestos related diseases, NARCO claims filing history, the pending inventory of NARCO asbestos related claims and payment rates expected to be established by the NARCO trust. This methodology used to estimate the liability for future claims has been commonly accepted by numerous courts and resulted in a range of estimated liability for future claims of $743 to $961 million. We believe that no amount within this range is a better estimate than any other amount and accordingly, we have recorded the minimum amount in the range.

          As of March 31, 2010 and December 31, 2009, our consolidated financial statements reflect an insurance receivable corresponding to the liability for settlement of pending and future NARCO-related asbestos claims of $829 and $831 million, respectively. This coverage reimburses Honeywell for portions of the costs incurred to settle NARCO related claims and court judgments as well as defense costs and is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. At March 31, 2010, a significant portion of this coverage is with insurance companies with whom we have agreements to pay full policy limits based on corresponding Honeywell claims costs. We conduct analyses to determine the amount of insurance that we estimate is probable of recovery in relation to payment of current and estimated future claims. While the substantial majority of our insurance carriers are solvent, some of our individual carriers are insolvent, which has been considered in our analysis of probable recoveries. We made judgments concerning insurance coverage that we believe are reasonable and consistent with our historical dealings with our insurers, our knowledge of any pertinent solvency issues surrounding insurers and various judicial determinations relevant to our insurance programs.

          In the second quarter of 2006, Travelers Casualty and Insurance Company (“Travelers”) filed a lawsuit against Honeywell and other insurance carriers in the Supreme Court of New York, County of New York, disputing obligations for NARCO-related asbestos claims under high excess insurance coverage issued by Travelers and other insurance carriers. Approximately $300 million of coverage under these policies is included in our NARCO-related insurance receivable at March 31, 2010. Honeywell believes it is entitled to the coverage at issue and expects to prevail in this matter. In the third quarter of 2007, Honeywell prevailed on a critical choice of law issue concerning the appropriate method of allocating NARCO-related asbestos liabilities to triggered policies. The plaintiffs appealed and the trial court’s ruling was upheld by the intermediate appellate court in the second quarter of 2009. Plaintiffs’ further appeal to the New York Appellate Division, the highest court in New York, was denied in October 2009. A related New Jersey action brought by Honeywell has been dismissed, but all coverage claims against plaintiffs have been preserved in the New York action. Based upon (i) our understanding of relevant facts and applicable law, (ii) the terms of insurance policies at issue, (iii) our experience on matters of this nature, and (iv) the advice of counsel, we believe that the amount due from Travelers and other insurance carriers is probable of recovery. While Honeywell expects to prevail in this matter, an adverse outcome could have a material impact on our results of operations in the period recognized but would not be material to our consolidated financial position or operating cash flows.

          Projecting future events is subject to many uncertainties that could cause the NARCO related asbestos liabilities or assets to be higher or lower than those projected and recorded. There is no assurance that the plan of reorganization will become final, that insurance recoveries will be timely or whether there will be any NARCO related asbestos claims beyond 2018. Given the inherent uncertainty in predicting future events, we review our estimates periodically, and update them based on our experience and other relevant factors. Similarly we will reevaluate our projections concerning our probable insurance recoveries in light of any changes to the projected liability or other developments that may impact insurance recoveries.

          Friction Products—Honeywell’s Bendix friction materials (Bendix) business manufactured automotive brake parts that contained chrysotile asbestos in an encapsulated form. Existing and potential claimants consist largely of individuals who allege exposure to asbestos from brakes from either performing or being in the vicinity of individuals who performed brake replacements.

          From 1981 through March 31, 2010, we have resolved approximately 153,000 Bendix related asbestos claims. We had 129 trials resulting in favorable verdicts and 17 trials resulting in adverse verdicts. Four of these adverse verdicts were reversed on appeal, five verdicts were vacated on post-trial motions, three claims were settled and the remaining five have been or will be appealed. The claims portfolio was reduced in 2009 due to settlements, dismissals and the elimination of significantly aged (i.e., pending for more than six years), inactive (including claims for which the required medical and exposure showings have not been made) and duplicate claims. The following tables present information regarding Bendix related asbestos claims activity:

	Three Months Ended March 31,	Year Ended December 31,
Claims Activity	2010	2009	2008

Claims Unresolved at the beginning of period	19,940	51,951	51,658

Claims Filed during the period	644	2,697	4,003

Claims Resolved and Reactivated during the period (1)	316	(34,708)	(3,710)

Claims Unresolved at the end of period	20,900	19,940	51,951

(1) Includes approximately 1,400 claims previously classified as inactive (93% non-malignant and accrued liability of approximately $1.8 million) which were activated during the current period.

	March 31,	December 31,
Disease Distribution of Unresolved Claims	2010	2009	2008

Mesothelioma and Other Cancer Claims	4,890	4,727	5,575
Other Claims	16,010	15,213	46,376

Total Claims	20,900	19,940	51,951

          Honeywell has experienced average resolution values per claim excluding legal costs as follows:

	Year Ended December 31,

	2009	2008	2007	2006

	(in whole dollars)
Malignant claims	$50,000	$65,000	$33,000	$33,000
Nonmalignant claims	$200	$1,500	$500	$250

          It is not possible to predict whether resolution values for Bendix related asbestos claims will increase, decrease or stabilize in the future.

          Our consolidated financial statements reflect an estimated liability for resolution of pending and future Bendix related asbestos claims of $575 and $566 million at March 31, 2010 and December 31, 2009, respectively. Our liability for the estimated cost of future Bendix related asbestos claims is based on historic claims filing experience, disease classifications, expected resolution values, and historic dismissal rates. In the fourth quarter of each year we update our analysis of the estimated cost of future Bendix related asbestos claims. We have valued Bendix pending and future claims using average resolution values for the previous four years. Changes in the tort system which began in 2006 refocused asbestos litigation on mesothelioma cases, making the four year period 2006 through 2009 representative for forecasting purposes. We will continue to update the expected resolution values used to estimate the cost of pending and future Bendix claims during the fourth quarter each year.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against Bendix over the next five years. In light of the uncertainties inherent in making long-term projections, as well as certain factors unique to friction product asbestos claims, we do not believe that we have a reasonable basis for estimating asbestos claims beyond the next five years. The estimate is based upon Bendix historical experience in the tort system for the four years ended December 31, 2009 with respect to claims filing and resolution values. The methodology used to estimate the liability for future claims has been commonly accepted by numerous courts. It is similar to that used to estimate the future NARCO related asbestos claims liability.

          Honeywell currently has approximately $1.9 billion of insurance coverage remaining with respect to pending and potential future Bendix related asbestos claims, of which $169 and $172 million are reflected as receivables in our consolidated balance sheet at March 31, 2010 and December 31, 2009, respectively. This coverage is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. Insurance receivables are recorded in the financial statements simultaneous with the recording of the liability for the estimated value of the underlying asbestos claims. The amount of the insurance receivable recorded is based on our ongoing analysis of the insurance that we estimate is probable of recovery. This determination is based on our analysis of the underlying insurance policies, our historical experience with our insurers, our ongoing review of the solvency of our insurers, our interpretation of judicial determinations relevant to our insurance programs, and our consideration of the impacts of any settlements reached with our insurers. Insurance receivables are also recorded when structured insurance settlements provide for future fixed payment streams that are not contingent upon future claims or other events. Such amounts are recorded at the net present value of the fixed payment stream.

          On a cumulative historical basis, Honeywell has recorded insurance receivables equal to approximately 45 percent of the value of the underlying asbestos claims recorded. However, because there are gaps in our coverage due to insurance company insolvencies, certain uninsured periods, and insurance settlements, this rate is expected to decline for any future Bendix related asbestos liabilities that may be recorded. Future recoverability rates may also be impacted by numerous other factors, such as future insurance settlements, insolvencies and judicial determinations relevant to our coverage program, which are difficult to predict. Assuming continued defense and indemnity spending at current levels, we estimate that the cumulative recoverability rate could decline over the next five years to approximately 35 percent.

          Honeywell believes it has sufficient insurance coverage and reserves to cover all pending Bendix related asbestos claims and Bendix related asbestos claims estimated to be filed within the next five years. Although it is impossible to predict the outcome of either pending or future Bendix related asbestos claims, we do not believe that such claims would have a material adverse effect on our consolidated financial position in light of our insurance coverage and our prior experience in resolving such claims. If the rate and types of claims filed, the average resolution value of such claims and the period of time over which claim settlements are paid (collectively, the “Variable Claims Factors”) do not substantially change, Honeywell would not expect future Bendix related asbestos claims to have a material adverse effect on our results of operations or operating cash flows in any fiscal year. No assurances can be given, however, that the Variable Claims Factors will not change.

          Refractory and Friction Products — The following tables summarize information concerning NARCO and Bendix asbestos related balances:

Asbestos Related Liabilities

	Three Months Ended March 31, 2010

	Bendix	NARCO	Total

Beginning of period	$566	$1,128	$1,694
Accrual for update to estimated liability	41	1	42
Asbestos related liability payments	(32)	(1)	(33)

End of period	$575	$1,128	$1,703

Insurance Recoveries for Asbestos Related Liabilities

	Three Months Ended March 31, 2010

	Bendix	NARCO	Total

Beginning of period	$172	$831	$1,003
Probable insurance recoveries related to estimated liability	4	—	4
Insurance receipts for asbestos related liabilities	(7)	(2)	(9)

End of period	$169	$829	$998

NARCO and Bendix asbestos related balances are included in the following balance sheet accounts:

	March 31, 2010	December 31, 2009

Other current assets	$62	$62
Insurance recoveries for asbestos related liabilities	936	941

	$998	$1,003

Accrued liabilities	$654	$654
Asbestos related liabilities	1,049	1,040

	$1,703	$1,694

Other Matters

          We are subject to a number of other lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Included in these other matters are the following:

          Allen, et al. v. Honeywell Retirement Earnings Plan—Pursuant to a settlement approved by the U.S. District Court for the District of Arizona in February 2008, 18 of 21 claims alleged by plaintiffs in this class action lawsuit were dismissed with prejudice in exchange for approximately $35 million and the maximum aggregate liability for the remaining three claims (alleging that Honeywell impermissibly reduced the pension benefits of certain employees of a predecessor entity when the plan was amended in 1983 and failed to calculate benefits in accordance with the terms of the plan) was capped at $500 million. Any amounts payable, including the settlement amount, have or will be paid from the Company’s pension plan. In October 2009, the Court granted summary judgment in favor of the Honeywell Retirement Earnings Plan with respect to the claim regarding the calculation of benefits. We continue to expect to prevail on the remaining claims in light of applicable law and our substantial affirmative defenses, which have not yet been considered fully by the Court. Accordingly, we do not believe that a liability is probable of occurrence and reasonably estimable with respect to these claims and we have not recorded a provision for the remaining claims in our financial statements.

          Quick Lube—On March 31, 2008, S&E Quick Lube, a filter distributor, filed suit in U.S. District Court for the District of Connecticut alleging that twelve filter manufacturers, including Honeywell, engaged in a conspiracy to fix prices, rig bids and allocate U.S. customers for aftermarket automotive filters. This suit is a purported class action on behalf of direct purchasers of filters from the defendants. Parallel purported class actions, including on behalf of indirect purchasers of filters, have been filed by other plaintiffs in a variety of jurisdictions in the United States and Canada. The U.S cases have been consolidated into a single multi-district litigation in the Northern District of Illinois. We intend to vigorously defend the claims raised in these actions. The Antitrust Division of the Department of Justice notified Honeywell on January 21, 2010 that it has officially closed its investigation into possible collusion in the replacement auto filters industry.

          Given the uncertainty inherent in litigation and investigations (including the specific matters referenced above), we do not believe it is possible to develop estimates of reasonably possible loss in excess of current accruals for these matters. Considering our past experience and existing accruals, we do not expect the outcome of these matters, either individually or in the aggregate, to have a material adverse effect on our consolidated financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments, changes in settlement strategy or the impact of evidentiary requirements, which could cause us to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on our results of operations or operating cash flows in the periods recognized or paid.

For the quarter ended June 30, 2010

Environmental Matters

          We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, mainly because of past operations and operations of predecessor companies, we, like other companies engaged in similar businesses, have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

          With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of remedial investigations and feasibility studies, the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties.

          The following table summarizes information concerning our recorded liabilities for environmental costs:

December 31, 2009	$779
Accruals for environmental matters deemed probable and reasonably estimable	107
Environmental liability payments	(86)
Other	10

June 30, 2010	$810

          Environmental liabilities are included in the following balance sheet accounts:

	June 30, 2010	December 31, 2009

Accrued liabilities	$316	$314
Other liabilities	494	465

	$810	$779

          Although we do not currently possess sufficient information to reasonably estimate the amounts of liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, they could be material to our consolidated results of operations or operating cash flows in the periods recognized or paid. However, considering our past experience and existing reserves, we do not expect that these environmental matters will have a material adverse effect on our consolidated financial position.

          New Jersey Chrome Sites—The excavation and offsite disposal of approximately one million tons of chromium residue present at a predecessor Honeywell site located in Jersey City, New Jersey, known as Study Area 7 was completed in January 2010. We have also received approval of the United States District Court for the District of New Jersey for the implementation of related groundwater and sediment remedial actions, and are seeking the appropriate permits from state and federal agencies. Provisions have been made in our financial statements for the estimated cost of these remedies.

          The above-referenced site is the most significant of the 21 sites located in Hudson County, New Jersey that are the subject of an Administrative Consent Order (ACO) entered into with the New Jersey Department of Environmental Protection (NJDEP) in 1993 (the “Honeywell ACO Sites”). Remedial investigations and activities consistent with the ACO have also been conducted and are underway at the other Honeywell ACO Sites. We have recorded reserves for the Honeywell ACO Sites where appropriate under the accounting policy described above.

          On May 3, 2005, NJDEP filed a lawsuit in New Jersey Superior Court against Honeywell and two other companies seeking declaratory and injunctive relief, unspecified damages, and the reimbursement of unspecified total costs relating to sites in New Jersey allegedly contaminated with chrome ore processing residue. The claims against Honeywell relate to the activities of a predecessor company which ceased its New Jersey manufacturing operations in the mid-1950’s. Honeywell and the two other companies have agreed to settle this litigation with NJDEP, subject to Court approval. Under the settlement, Honeywell would pay $5 million of NJDEP’s past costs, as well as accept sole responsibility to remediate 24 of the 53 “Publicly Funded Sites” (i.e., those sites for which none of the three companies had previously accepted responsibility). Honeywell would also bear 50% of the costs at another 10 Publicly Funded Sites. We have recorded reserves for the Publicly Funded Sites where appropriate under the accounting policy described above.

          We have entered into court-approved settlements of litigation filed in federal court against Honeywell and other landowners seeking the cleanup of chrome residue at groups of properties known as Study Areas 5, 6 South and 6 North of the Honeywell ACO Sites. The required remedial actions are consistent with our recorded reserves.

          Dundalk Marine Terminal, Baltimore—Chrome residue from legacy chrome plant operations in Baltimore was deposited as fill at the Dundalk Marine Terminal (“DMT”), which is owned and operated by the Maryland Port Administration (“MPA”). Honeywell and the MPA have been sharing costs to investigate and mitigate related environmental issues, and have entered into a cost sharing agreement under which Honeywell will bear 77 percent of the costs of developing and implementing permanent remedies for the DMT facility. The investigative phase is ongoing, after which the appropriate remedies will be identified and chosen. We have negotiated a Consent Decree with the MPA and Maryland Department of the Environment (“MDE”) with respect to the investigation and remediation of the DMT facility. The Consent Decree is being challenged in federal court by BUILD, a Baltimore community group, together with a local church and two individuals (collectively “BUILD”). In October 2007, the Court dismissed with prejudice BUILD’s state law claims and dismissed without prejudice BUILD’s RCRA claims regarding neighborhoods near the DMT facility. In August 2008, the Court held a hearing on the Company’s motion to dismiss BUILD’s remaining claims on the grounds that MDE is diligently prosecuting the investigation and remediation of the DMT. We are awaiting the Court’s decision. We do not believe that this matter will have a material adverse impact on our consolidated financial position or operating cash flows. Given the scope and complexity of this project, it is possible that the cost of remediation, when determinable, could have a material adverse impact on our results of operations in the periods recognized.

          Onondaga Lake, Syracuse, NY—We are implementing a combined dredging/capping remedy of Onondaga Lake pursuant to a consent decree approved by the United States District Court for the Northern District of New York in January 2007. We have accrued for our estimated cost of remediating Onondaga Lake based on currently available information and analysis performed by our engineering consultants. Honeywell is also conducting remedial investigations and activities at other sites in Syracuse. We have recorded reserves for these investigations and activities where appropriate under the accounting policy described above.

          Honeywell has entered into a cooperative agreement with potential natural resource trustees to assess alleged natural resource damages relating to this site. It is not possible to predict the outcome or duration of this assessment, or the amounts of, or responsibility for, any damages.

Asbestos Matters

          Like many other industrial companies, Honeywell is a defendant in personal injury actions related to asbestos. We did not mine or produce asbestos, nor did we make or sell insulation products or other construction materials that have been identified as the primary cause of asbestos related disease in the vast majority of claimants. Products containing asbestos previously manufactured by Honeywell or by previously owned subsidiaries primarily fall into two general categories: refractory products and friction products.

          Refractory Products—Honeywell owned North American Refractories Company (NARCO) from 1979 to 1986. NARCO produced refractory products (high temperature bricks and cement) that were sold largely to the steel industry in the East and Midwest. Less than 2 percent of NARCO’S products contained asbestos.

          When we sold the NARCO business in 1986, we agreed to indemnify NARCO with respect to personal injury claims for products that had been discontinued prior to the sale (as defined in the sale agreement). NARCO retained all liability for all other claims. On January 4, 2002, NARCO filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          As a result of the NARCO bankruptcy filing, all of the claims pending against NARCO are automatically stayed pending the reorganization of NARCO. In addition, the bankruptcy court enjoined both the filing and prosecution of NARCO-related asbestos claims against Honeywell. The stay has remained in effect continuously since January 4, 2002. In connection with NARCO’s bankruptcy filing, we paid NARCO’s parent company $40 million and agreed to provide NARCO with up to $20 million in financing. We also agreed to pay $20 million to NARCO’s parent company upon the filing of a plan of reorganization for NARCO acceptable to Honeywell (which amount was paid in December 2005 following the filing of NARCO’s Third Amended Plan of Reorganization), and to pay NARCO’s parent company $40 million, and to forgive any outstanding NARCO indebtedness to Honeywell, upon the effective date of the plan of reorganization.

          We believe that, as part of the NARCO plan of reorganization, a trust will be established for the benefit of all asbestos claimants, current and future, pursuant to Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the Court-appointed legal representative for future asbestos claimants. If the trust is put in place and approved by the Court as fair and equitable, Honeywell as well as NARCO will be entitled to a permanent channeling injunction barring all present and future individual actions in state or federal courts and requiring all asbestos related claims based on exposure to NARCO products to be made against the federally-supervised trust. Honeywell has reached agreement with the representative for future NARCO claimants and the Asbestos Claimants Committee to cap its annual contributions to the trust with respect to future claims at a level that would not have a material impact on Honeywell’s operating cash flows.

          In November 2007, the Bankruptcy Court entered an amended order confirming the NARCO Plan without modification and approving the 524(g) trust and channeling injunction in favor of NARCO and Honeywell. In December 2007, certain insurers filed an appeal of the Bankruptcy Court Order in the United States District Court for the Western District of Pennsylvania. The District Court affirmed the Bankruptcy Court Order in July 2008. In August 2008, insurers filed a notice of appeal to the Third Circuit Court of Appeals. The appeal is fully briefed, oral argument took place on May 21, 2009, and the matter was submitted for decision. In connection with the settlement of an insurance coverage litigation matter, the insurer appellants will withdraw their appeal regarding the NARCO Plan. The NARCO Plan of Reorganization cannot become effective, however, until the resolution of an appeal of the Chapter 11 proceedings of a NARCO affiliate; in June 2010, the Third Circuit directed that this appeal be reheard en banc. We expect that the stay enjoining litigation against NARCO and Honeywell will remain in effect until the effective date of the NARCO Plan of Reorganization.

          Our consolidated financial statements reflect an estimated liability for settlement of pending and future NARCO-related asbestos claims of $1,127 million and $1,128 million as of June 30, 2010 and December 31, 2009, respectively. The estimated liability for pending claims is based on terms and conditions, including evidentiary requirements, in definitive agreements with approximately 260,000 current claimants, and an estimate of the unsettled claims pending as of the time NARCO filed for bankruptcy protection. Substantially all settlement payments with respect to current claims have been made. Approximately $100 million of payments due pursuant to these settlements is due only upon establishment of the NARCO trust.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against NARCO through 2018 and the aforementioned obligations to NARCO’s parent. In light of the uncertainties inherent in making long-term projections we do not believe that we have a reasonable basis for estimating asbestos claims beyond 2018. The estimate is based upon the disease criteria and payment values contained in the NARCO Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the NARCO future claimants’ representative. Honeywell projected the probable number and value, including trust claim handling costs, of asbestos related future liabilities based upon experience of asbestos claims filing rates in the tort system and in certain operating asbestos trusts, and the claims experience in those forums. The valuation methodology also includes an analysis of the population likely to have been exposed to asbestos containing products, epidemiological studies to estimate the number of people likely to develop asbestos related diseases, NARCO claims filing history, the pending inventory of NARCO asbestos related claims and payment rates expected to be established by the NARCO trust. This methodology used to estimate the liability for future claims has been commonly accepted by numerous courts and resulted in a range of estimated liability for future claims of $743 to $961 million. We believe that no amount within this range is a better estimate than any other amount and accordingly, we have recorded the minimum amount in the range.

          As of June 30, 2010 and December 31, 2009, our consolidated financial statements reflect an insurance receivable corresponding to the liability for settlement of pending and future NARCO-related asbestos claims of $816 and $831 million, respectively. This coverage reimburses Honeywell for portions of the costs incurred to settle NARCO related claims and court judgments as well as defense costs and is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. At June 30, 2010, a significant portion of this coverage is with insurance companies with whom we have agreements to pay full policy limits based on corresponding Honeywell claims costs. We conduct analyses to determine the amount of insurance that we estimate is probable of recovery in relation to payment of current and estimated future claims. While the substantial majority of our insurance carriers are solvent, some of our individual carriers are insolvent, which has been considered in our analysis of probable recoveries. We made judgments concerning insurance coverage that we believe are reasonable and consistent with our historical dealings with our insurers, our knowledge of any pertinent solvency issues surrounding insurers and various judicial determinations relevant to our insurance programs.

          In the second quarter of 2006, Travelers Casualty and Insurance Company (“Travelers”) filed a lawsuit against Honeywell and other insurance carriers in the Supreme Court of New York, County of New York, disputing obligations for NARCO-related asbestos claims under high excess insurance coverage issued by Travelers and other insurance carriers. In July 2010, the Company entered into a settlement agreement resolving all asbestos coverage issues with certain plaintiffs. Approximately $200 million of unsettled coverage under these policies is included in our NARCO-related insurance receivable at June 30, 2010. Honeywell believes it is entitled to the coverage at issue and expects to prevail in this matter. In the third quarter of 2007, Honeywell prevailed on a critical choice of law issue concerning the appropriate method of allocating NARCO-related asbestos liabilities to triggered policies. The plaintiffs appealed and the trial court’s ruling was upheld by the intermediate appellate court in the second quarter of 2009. Plaintiffs’ further appeal to the New York Court of Appeals, the highest court in New York, was denied in October 2009. A related New Jersey action brought by Honeywell has been dismissed, but all coverage claims against plaintiffs have been preserved in the New York action. Based upon (i) our understanding of relevant facts and applicable law, (ii) the terms of insurance policies at issue, (iii) our experience on matters of this nature, and (iv) the advice of counsel, we believe that the amount due from Travelers and other insurance carriers is probable of recovery. While Honeywell expects to prevail in this matter, an adverse outcome could have a material impact on our results of operations in the period recognized but would not be material to our consolidated financial position or operating cash flows.

          Projecting future events is subject to many uncertainties that could cause the NARCO related asbestos liabilities or assets to be higher or lower than those projected and recorded. There is no assurance that the plan of reorganization will become final, that insurance recoveries will be timely or whether there will be any NARCO related asbestos claims beyond 2018. Given the inherent uncertainty in predicting future events, we review our estimates periodically, and update them based on our experience and other relevant factors. Similarly, we will reevaluate our projections concerning our probable insurance recoveries in light of any changes to the projected liability or other developments that may impact insurance recoveries.

          Friction Products—Honeywell’s Bendix friction materials (Bendix) business manufactured automotive brake parts that contained chrysotile asbestos in an encapsulated form. Existing and potential claimants consist largely of individuals who allege exposure to asbestos from brakes from either performing or being in the vicinity of individuals who performed brake replacements.

          From 1981 through June 30, 2010, we have resolved approximately 154,000 Bendix related asbestos claims. We had 129 trials resulting in favorable verdicts and 17 trials resulting in adverse verdicts. Four of these adverse verdicts were reversed on appeal, five verdicts were vacated on post-trial motions, three claims were settled and the remaining five have been or will be appealed. The claims portfolio was reduced in 2009 due to settlements, dismissals and the elimination of significantly aged (i.e., pending for more than six years), inactive (including claims for which the required medical and exposure showings have not been made) and duplicate claims.

          The following tables present information regarding Bendix related asbestos claims activity:

	Six Months Ended June 30, 2010	Year Ended December 31,
Claims Activity		2009	2008

Claims Unresolved at the beginning of period	19,940	51,951	51,658
Claims Filed during the period	1,215	2,697	4,003
Claims Resolved and Reactivated during the period(a)	204	(34,708)	(3,710)

Claims Unresolved at the end of period	21,359	19,940	51,951

(a) Includes approximately 1,500 claims previously classified as inactive (90% non-malignant and accrued liability of approximately $3.4 million) which were activated during the current period.

	June 30, 2010	December 31,
Disease Distribution of Unresolved Claims		2009	2008

Mesothelioma and Other Cancer Claims	4,861	4,727	5,575
Other Claims	16,498	15,213	46,376

Total Claims	21,359	19,940	51,951

          Honeywell has experienced average resolution values per claim excluding legal costs as follows:

	Year Ended December 31,

	2009	2008	2007	2006

	(in whole dollars)
Malignant claims	$50,000	$65,000	$33,000	$33,000
Nonmalignant claims	$200	$1,500	$500	$250

          It is not possible to predict whether resolution values for Bendix related asbestos claims will increase, decrease or stabilize in the future.

          Our consolidated financial statements reflect an estimated liability for resolution of pending and future Bendix related asbestos claims of $579 and $566 million at June 30, 2010 and December 31, 2009, respectively. Our liability for the estimated cost of future Bendix related asbestos claims is based on historic claims filing experience, disease classifications, expected resolution values, and historic dismissal rates. In the fourth quarter of each year, we update our analysis of the estimated cost of future Bendix related asbestos claims. We have valued Bendix pending and future claims using average resolution values for the previous four years. Changes in the tort system, which began in 2006, refocused asbestos litigation on mesothelioma cases, making the four year period 2006 through 2009 representative for forecasting purposes. We will continue to update the expected resolution values used to estimate the cost of pending and future Bendix claims during the fourth quarter each year.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against Bendix over the next five years. In light of the uncertainties inherent in making long-term projections, as well as certain factors unique to friction product asbestos claims, we do not believe that we have a reasonable basis for estimating asbestos claims beyond the next five years. The estimate is based upon Bendix historical experience in the tort system for the four years ended December 31, 2009 with respect to claims filing and resolution values. The methodology used to estimate the liability for future claims has been commonly accepted by numerous courts. It is similar to that used to estimate the future NARCO related asbestos claims liability.

          Honeywell currently has approximately $1,900 million of insurance coverage remaining with respect to pending and potential future Bendix related asbestos claims, of which $154 and $172 million are reflected as receivables in our consolidated balance sheet at June 30, 2010 and December 31, 2009, respectively. This coverage is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. Insurance receivables are recorded in the financial statements simultaneous with the recording of the liability for the estimated value of the underlying asbestos claims. The amount of the insurance receivable recorded is based on our ongoing analysis of the insurance that we estimate is probable of recovery. This determination is based on our analysis of the underlying insurance policies, our historical experience with our insurers, our ongoing review of the solvency of our insurers, our interpretation of judicial determinations relevant to our insurance programs, and our consideration of the impacts of any settlements reached with our insurers. Insurance receivables are also recorded when structured insurance settlements provide for future fixed payment streams that are not contingent upon future claims or other events. Such amounts are recorded at the net present value of the fixed payment stream.

          On a cumulative historical basis, Honeywell has recorded insurance receivables equal to approximately 45 percent of the value of the underlying asbestos claims recorded. However, because there are gaps in our coverage due to insurance company insolvencies, certain uninsured periods, and insurance settlements, this rate is expected to decline for any future Bendix related asbestos liabilities that may be recorded. Future recoverability rates may also be impacted by numerous other factors, such as future insurance settlements, insolvencies and judicial determinations relevant to our coverage program, which are difficult to predict. Assuming continued defense and indemnity spending at current levels, we estimate that the cumulative recoverability rate could decline over the next five years to approximately 35 percent.

          Honeywell believes it has sufficient insurance coverage and reserves to cover all pending Bendix related asbestos claims and Bendix related asbestos claims estimated to be filed within the next five years. Although it is impossible to predict the outcome of either pending or future Bendix related asbestos claims, we do not believe that such claims would have a material adverse effect on our consolidated financial position in light of our insurance coverage and our prior experience in resolving such claims. If the rate and types of claims filed, the average resolution value of such claims and the period of time over which claim settlements are paid (collectively, the “Variable Claims Factors”) do not substantially change, Honeywell would not expect future Bendix related asbestos claims to have a material adverse effect on our results of operations or operating cash flows in any fiscal year. No assurances can be given, however, that the Variable Claims Factors will not change.

          Refractory and Friction Products — The following tables summarize information concerning NARCO and Bendix asbestos related balances:

Asbestos Related Liabilities	Bendix	NARCO	Total

December 31, 2009	$566	$1,128	$1,694
Accrual for update to estimated liability	81	2	83
Asbestos related liability payments	(68)	(3)	(71)

June 30, 2010	$579	$1,127	$1,706

Insurance Recoveries for Asbestos Related Liabilities	Bendix	NARCO	Total

December 31, 2009	$172	$831	$1,003
Probable insurance recoveries related to estimated liability	9	—	9
Insurance receipts for asbestos related liabilities	(27)	(2)	(29)
Insurance receivables settlements and write-offs	—	(13)	(13)

June 30, 2010	$154	$816	$970

          NARCO and Bendix asbestos related balances are included in the following balance sheet accounts:

	June 30, 2010	December 31, 2009

Other current assets	$116	$62
Insurance recoveries for asbestos related liabilities	854	941

	$970	$1,003

Accrued liabilities	$172	$654
Asbestos related liabilities	1,534	1,040

	$1,706	$1,694

Other Matters

          We are subject to a number of other lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Included in these other matters are the following:

          Allen, et al. v. Honeywell Retirement Earnings Plan—Pursuant to a settlement approved by the U.S. District Court for the District of Arizona in February 2008, 18 of 21 claims alleged by plaintiffs in this class action lawsuit were dismissed with prejudice in exchange for approximately $35 million and the maximum aggregate liability for the remaining three claims (alleging that Honeywell impermissibly reduced the pension benefits of certain employees of a predecessor entity when the plan was amended in 1983 and failed to calculate benefits in accordance with the terms of the plan) was capped at $500 million. Any amounts payable, including the settlement amount, have or will be paid from the Company’s pension plan. In October 2009, the Court granted summary judgment in favor of the Honeywell Retirement Earnings Plan with respect to the claim regarding the calculation of benefits. We continue to expect to prevail on the remaining claims in light of applicable law and our substantial affirmative defenses, which have not yet been considered fully by the Court. Accordingly, we do not believe that a liability is probable of occurrence and reasonably estimable with respect to these claims and we have not recorded a provision for the remaining claims in our financial statements.

          Quick Lube—On March 31, 2008, S&E Quick Lube, a filter distributor, filed suit in U.S. District Court for the District of Connecticut alleging that twelve filter manufacturers, including Honeywell, engaged in a conspiracy to fix prices, rig bids and allocate U.S. customers for aftermarket automotive filters. This suit is a purported class action on behalf of direct purchasers of filters from the defendants. Parallel purported class actions, including on behalf of indirect purchasers of filters, have been filed by other plaintiffs in a variety of jurisdictions in the United States and Canada. The U.S cases have been consolidated into a single multi-district litigation in the Northern District of Illinois. We intend to vigorously defend the claims raised in these actions. The Antitrust Division of the Department of Justice notified Honeywell on January 21, 2010 that it has officially closed its investigation into possible collusion in the replacement auto filters industry.

          Given the uncertainty inherent in litigation and investigations (including the specific matters referenced above), we do not believe it is possible to develop estimates of reasonably possible loss in excess of current accruals for these matters. Considering our past experience and existing accruals, we do not expect the outcome of these matters, either individually or in the aggregate, to have a material adverse effect on our consolidated financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments, changes in settlement strategy or the impact of evidentiary requirements, which could cause us to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on our results of operations or operating cash flows in the periods recognized or paid.

For the quarter ended September 30, 2010

Environmental Matters

          We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, mainly because of past operations and operations of predecessor companies, we, like other companies engaged in similar businesses, have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

          With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of remedial investigations and feasibility studies, the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties.

          The following table summarizes information concerning our recorded liabilities for environmental costs:

December 31, 2009	$779
Accruals for environmental matters deemed probable and reasonably estimable	181
Environmental liability payments	(140)
Other	15

September 30, 2010	$835

          Environmental liabilities are included in the following balance sheet accounts:

	September 30, 2010	December 31, 2009

Accrued liabilities	$337	$314
Other liabilities	498	465

	$835	$779

          Although we do not currently possess sufficient information to reasonably estimate the amounts of liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, they could be material to our consolidated results of operations or operating cash flows in the periods recognized or paid. However, considering our past experience and existing reserves, we do not expect that these environmental matters will have a material adverse effect on our consolidated financial position.

          New Jersey Chrome Sites—The excavation and offsite disposal of approximately one million tons of chromium residue present at a predecessor Honeywell site located in Jersey City, New Jersey, known as Study Area 7 was completed in January 2010. We have also received approval of the United States District Court for the District of New Jersey for the implementation of related groundwater and sediment remedial actions, and are seeking the appropriate permits from state and federal agencies. Provisions have been made in our financial statements for the estimated cost of these remedies.

          The above-referenced site is the most significant of the 21 sites located in Hudson County, New Jersey that are the subject of an Administrative Consent Order (ACO) entered into with the New Jersey Department of Environmental Protection (NJDEP) in 1993 (the “Honeywell ACO Sites”). Remedial investigations and activities consistent with the ACO have also been conducted and are underway at the other Honeywell ACO Sites. We have recorded reserves for the Honeywell ACO Sites where appropriate under the accounting policy described above.

          On May 3, 2005, NJDEP filed a lawsuit in New Jersey Superior Court against Honeywell and two other companies seeking declaratory and injunctive relief, unspecified damages, and the reimbursement of unspecified total costs relating to sites in New Jersey allegedly contaminated with chrome ore processing residue. The claims against Honeywell relate to the activities of a predecessor company which ceased its New Jersey manufacturing operations in the mid-1950’s. Honeywell and the two other companies have agreed to settle this litigation with NJDEP, subject to Court approval. Under the settlement, Honeywell would pay $5 million of NJDEP’s past costs, as well as accept sole responsibility to remediate 24 of the 53 “Publicly Funded Sites” (i.e., those sites for which none of the three companies had previously accepted responsibility). Honeywell would also bear 50% of the costs at another 10 Publicly Funded Sites. We have recorded reserves for the Publicly Funded Sites where appropriate under the accounting policy described above.

          We have entered into court-approved settlements of litigation filed in federal court against Honeywell and other landowners seeking the cleanup of chrome residue at groups of properties known as Study Areas 5, 6 South and 6 North of the Honeywell ACO Sites. The required remedial actions are consistent with our recorded reserves.

          Dundalk Marine Terminal, Baltimore, MD—Chrome residue from legacy chrome plant operations in Baltimore was deposited as fill at the Dundalk Marine Terminal (“DMT”), which is owned and operated by the Maryland Port Administration (“MPA”). Honeywell and the MPA have been sharing costs to investigate and mitigate related environmental issues, and have entered into a cost sharing agreement under which Honeywell will bear 77 percent of the costs of developing and implementing permanent remedies for the DMT facility. The investigative phase is ongoing, after which the appropriate remedies will be identified and chosen. We have negotiated a Consent Decree with the MPA and Maryland Department of the Environment (“MDE”) with respect to the investigation and remediation of the DMT facility. The Consent Decree is being challenged in federal court by BUILD, a Baltimore community group, together with a local church and two individuals (collectively “BUILD”). In October 2007, the Court dismissed with prejudice BUILD’s state law claims and dismissed without prejudice BUILD’s RCRA claims regarding neighborhoods near the DMT facility. In August 2008, the Court held a hearing on the Company’s motion to dismiss BUILD’s remaining claims on the grounds that MDE is diligently prosecuting the investigation and remediation of the DMT. We are awaiting the Court’s decision. We do not believe that this matter will have a material adverse impact on our consolidated financial position or operating cash flows. Given the scope and complexity of this project, it is possible that the cost of remediation, when determinable, could have a material adverse impact on our results of operations in the periods recognized.

          Onondaga Lake, Syracuse, NY—We are implementing a combined dredging/capping remedy of Onondaga Lake pursuant to a consent decree approved by the United States District Court for the Northern District of New York in January 2007. We have accrued for our estimated cost of remediating Onondaga Lake based on currently available information and analysis performed by our engineering consultants. Honeywell is also conducting remedial investigations and activities at other sites in Syracuse. We have recorded reserves for these investigations and activities where appropriate under the accounting policy described above.

          Honeywell has entered into a cooperative agreement with potential natural resource trustees to assess alleged natural resource damages relating to this site. It is not possible to predict the outcome or duration of this assessment, or the amounts of, or responsibility for, any damages.

Asbestos Matters

          Like many other industrial companies, Honeywell is a defendant in personal injury actions related to asbestos. We did not mine or produce asbestos, nor did we make or sell insulation products or other construction materials that have been identified as the primary cause of asbestos related disease in the vast majority of claimants. Products containing asbestos previously manufactured by Honeywell or by previously owned subsidiaries primarily fall into two general categories: refractory products and friction products.

          Refractory Products—Honeywell owned North American Refractories Company (NARCO) from 1979 to 1986. NARCO produced refractory products (high temperature bricks and cement) that were sold largely to the steel industry in the East and Midwest. Less than 2 percent of NARCO’S products contained asbestos.

          When we sold the NARCO business in 1986, we agreed to indemnify NARCO with respect to personal injury claims for products that had been discontinued prior to the sale (as defined in the sale agreement). NARCO retained all liability for all other claims. On January 4, 2002, NARCO filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          As a result of the NARCO bankruptcy filing, all of the claims pending against NARCO are automatically stayed pending the reorganization of NARCO. In addition, the bankruptcy court enjoined both the filing and prosecution of NARCO-related asbestos claims against Honeywell. The stay has remained in effect continuously since January 4, 2002. In connection with NARCO’s bankruptcy filing, we paid NARCO’s parent company $40 million and agreed to provide NARCO with up to $20 million in financing. We also agreed to pay $20 million to NARCO’s parent company upon the filing of a plan of reorganization for NARCO acceptable to Honeywell (which amount was paid in December 2005 following the filing of NARCO’s Third Amended Plan of Reorganization), and to pay NARCO’s parent company $40 million, and to forgive any outstanding NARCO indebtedness to Honeywell, upon the effective date of the plan of reorganization.

          We believe that, as part of the NARCO plan of reorganization, a trust will be established for the benefit of all asbestos claimants, current and future, pursuant to Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the Court-appointed legal representative for future asbestos claimants. If the trust is put in place and approved by the Court as fair and equitable, Honeywell as well as NARCO will be entitled to a permanent channeling injunction barring all present and future individual actions in state or federal courts and requiring all asbestos related claims based on exposure to NARCO products to be made against the federally-supervised trust. Honeywell has reached agreement with the representative for future NARCO claimants and the Asbestos Claimants Committee to cap its annual contributions to the trust with respect to future claims at a level that would not have a material impact on Honeywell’s operating cash flows.

          In November 2007, the Bankruptcy Court entered an amended order confirming the NARCO Plan without modification and approving the 524(g) trust and channeling injunction in favor of NARCO and Honeywell. In December 2007, certain insurers filed an appeal of the Bankruptcy Court Order in the United States District Court for the Western District of Pennsylvania. The District Court affirmed the Bankruptcy Court Order in July 2008. In August 2008, insurers filed a notice of appeal to the Third Circuit Court of Appeals. The appeal is fully briefed, oral argument took place on May 21, 2009, and the matter was submitted for decision. In connection with the settlement of an insurance coverage litigation matter, the insurer appellants withdrew their appeal regarding the NARCO Plan. On August 3, 2010 the Third Circuit Court of Appeals entered an order formally dismissing the NARCO appeal. The NARCO Plan of Reorganization cannot become effective, however, until the resolution of an appeal of the Chapter 11 proceedings of NARCO affiliates. The Third Circuit reheard this appeal en banc on October 13, 2010. It is not possible to predict when the Court will rule on this appeal. We expect that the stay enjoining litigation against NARCO and Honeywell will remain in effect until the effective date of the NARCO Plan of Reorganization.

          Our consolidated financial statements reflect an estimated liability for settlement of pending and future NARCO-related asbestos claims of $1,126 million and $1,128 million as of September 30, 2010 and December 31, 2009, respectively. The estimated liability for pending claims is based on terms and conditions, including evidentiary requirements, in definitive agreements with approximately 260,000 current claimants, and an estimate of the unsettled claims pending as of the time NARCO filed for bankruptcy protection. Substantially all settlement payments with respect to current claims have been made. Approximately $100 million of payments due pursuant to these settlements is due only upon establishment of the NARCO trust.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against NARCO through 2018 and the aforementioned obligations to NARCO’s parent. In light of the uncertainties inherent in making long-term projections we do not believe that we have a reasonable basis for estimating asbestos claims beyond 2018. The estimate is based upon the disease criteria and payment values contained in the NARCO Trust Distribution Procedures negotiated with the NARCO Asbestos Claimants Committee and the NARCO future claimants’ representative. Honeywell projected the probable number and value, including trust claim handling costs, of asbestos related future liabilities based upon experience of asbestos claims filing rates in the tort system and in certain operating asbestos trusts, and the claims experience in those forums. The valuation methodology also includes an analysis of the population likely to have been exposed to asbestos containing products, epidemiological studies to estimate the number of people likely to develop asbestos related diseases, NARCO claims filing history, the pending inventory of NARCO asbestos related claims and payment rates expected to be established by the NARCO trust. This methodology used to estimate the liability for future claims has been commonly accepted by numerous courts and resulted in a range of estimated liability for future claims of $743 to $961 million. We believe that no amount within this range is a better estimate than any other amount and accordingly, we have recorded the minimum amount in the range.

          As of September 30, 2010 and December 31, 2009, our consolidated financial statements reflect an insurance receivable corresponding to the liability for settlement of pending and future NARCO-related asbestos claims of $724 and $831 million, respectively. This coverage reimburses Honeywell for portions of the costs incurred to settle NARCO related claims and court judgments as well as defense costs and is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. At September 30, 2010, a significant portion of this coverage is with insurance companies with whom we have agreements to pay full policy limits based on corresponding Honeywell claims costs. We conduct analyses to determine the amount of insurance that we estimate is probable of recovery in relation to payment of current and estimated future claims. While the substantial majority of our insurance carriers are solvent, some of our individual carriers are insolvent, which has been considered in our analysis of probable recoveries. We made judgments concerning insurance coverage that we believe are reasonable and consistent with our historical dealings with our insurers, our knowledge of any pertinent solvency issues surrounding insurers and various judicial determinations relevant to our insurance programs.

          In the second quarter of 2006, Travelers Casualty and Insurance Company (“Travelers”) filed a lawsuit against Honeywell and other insurance carriers in the Supreme Court of New York, County of New York, disputing obligations for NARCO-related asbestos claims under high excess insurance coverage issued by Travelers and other insurance carriers. In July 2010, the Company entered into a settlement agreement resolving all asbestos coverage issues with certain plaintiffs. Approximately $200 million of unsettled coverage under these policies is included in our NARCO-related insurance receivable at September 30, 2010. Honeywell believes it is entitled to the coverage at issue and expects to prevail in this matter. In the third quarter of 2007, Honeywell prevailed on a critical choice of law issue concerning the appropriate method of allocating NARCO-related asbestos liabilities to triggered policies. The plaintiffs appealed and the trial court’s ruling was upheld by the intermediate appellate court in the second quarter of 2009. Plaintiffs’ further appeal to the New York Court of Appeals, the highest court in New York, was denied in October 2009. A related New Jersey action brought by Honeywell has been dismissed, but all coverage claims against plaintiffs have been preserved in the New York action. Based upon (i) our understanding of relevant facts and applicable law, (ii) the terms of insurance policies at issue, (iii) our experience on matters of this nature, and (iv) the advice of counsel, we believe that the amount due from Travelers and other insurance carriers is probable of recovery. While Honeywell expects to prevail in this matter, an adverse outcome could have a material impact on our results of operations in the period recognized but would not be material to our consolidated financial position or operating cash flows.

          Projecting future events is subject to many uncertainties that could cause the NARCO related asbestos liabilities or assets to be higher or lower than those projected and recorded. There is no assurance that the plan of reorganization will become final, that insurance recoveries will be timely or whether there will be any NARCO related asbestos claims beyond 2018. Given the inherent uncertainty in predicting future events, we review our estimates periodically, and update them based on our experience and other relevant factors. Similarly, we will reevaluate our projections concerning our probable insurance recoveries in light of any changes to the projected liability or other developments that may impact insurance recoveries.

          Friction Products—Honeywell’s Bendix friction materials (Bendix) business manufactured automotive brake parts that contained chrysotile asbestos in an encapsulated form. Existing and potential claimants consist largely of individuals who allege exposure to asbestos from brakes from either performing or being in the vicinity of individuals who performed brake replacements.

          From 1981 through September 30, 2010, we have resolved approximately 154,000 Bendix related asbestos claims. We had 130 trials resulting in favorable verdicts and 17 trials resulting in adverse verdicts. Four of these adverse verdicts were reversed on appeal, five verdicts were vacated on post-trial motions, three claims were settled and the remaining five have been or will be appealed. The claims portfolio was reduced in 2009 due to settlements, dismissals and the elimination of significantly aged (i.e., pending for more than six years), inactive (including claims for which the required medical and exposure showings have not been made) and duplicate claims.

          The following tables present information regarding Bendix related asbestos claims activity:

	Nine Months Ended September 30,	Year Ended December 31,
Claims Activity	2010	2009	2008

Claims Unresolved at the beginning of period	19,940	51,951	51,658
Claims Filed during the period	1,964	2,697	4,003
Claims Resolved and Reactivated during the period(a)	(578)	(34,708)	(3,710)

Claims Unresolved at the end of period	21,326	19,940	51,951

(a) Includes approximately 1,400 claims previously classified as inactive (91% non-malignant and accrued liability of approximately $2.8 million) which were activated during the current period.

	September 30,	December 31,
Disease Distribution of Unresolved Claims	2010	2009	2008

Mesothelioma and Other Cancer Claims	4,994	4,727	5,575
Other Claims	16,332	15,213	46,376

Total Claims	21,326	19,940	51,951

          Honeywell has experienced average resolution values per claim excluding legal costs as follows:

	Year Ended December 31,

	2009	2008	2007	2006

	(in whole dollars)

Malignant claims	$50,000	$65,000	$33,000	$33,000
Nonmalignant claims	$200	$1,500	$500	$250

          It is not possible to predict whether resolution values for Bendix related asbestos claims will increase, decrease or stabilize in the future.

          Our consolidated financial statements reflect an estimated liability for resolution of pending and future Bendix related asbestos claims of $589 and $566 million at September 30, 2010 and December 31, 2009, respectively. Our liability for the estimated cost of future Bendix related asbestos claims is based on historic claims filing experience, disease classifications, expected resolution values, and historic dismissal rates. In the fourth quarter of each year, we update our analysis of the estimated cost of future Bendix related asbestos claims. We have valued Bendix pending and future claims using average resolution values for the previous four years. Changes in the tort system, which began in 2006, refocused asbestos litigation on mesothelioma cases, making the four year period 2006 through 2009 representative for forecasting purposes. We will continue to update the expected resolution values used to estimate the cost of pending and future Bendix claims during the fourth quarter each year.

          The estimated liability for future claims represents the estimated value of future asbestos related bodily injury claims expected to be asserted against Bendix over the next five years. In light of the uncertainties inherent in making long-term projections, as well as certain factors unique to friction product asbestos claims, we do not believe that we have a reasonable basis for estimating asbestos claims beyond the next five years. The estimate is based upon Bendix historical experience in the tort system for the four years ended December 31, 2009 with respect to claims filing and resolution values. The methodology used to estimate the liability for future claims has been commonly accepted by numerous courts. It is similar to that used to estimate the future NARCO related asbestos claims liability.

          Honeywell currently has approximately $1,900 million of insurance coverage remaining with respect to pending and potential future Bendix related asbestos claims, of which $146 and $172 million are reflected as receivables in our consolidated balance sheet at September 30, 2010 and December 31, 2009, respectively. This coverage is provided by a large number of insurance policies written by dozens of insurance companies in both the domestic insurance market and the London excess market. Insurance receivables are recorded in the financial statements simultaneous with the recording of the liability for the estimated value of the underlying asbestos claims. The amount of the insurance receivable recorded is based on our ongoing analysis of the insurance that we estimate is probable of recovery. This determination is based on our analysis of the underlying insurance policies, our historical experience with our insurers, our ongoing review of the solvency of our insurers, our interpretation of judicial determinations relevant to our insurance programs, and our consideration of the impacts of any settlements reached with our insurers. Insurance receivables are also recorded when structured insurance settlements provide for future fixed payment streams that are not contingent upon future claims or other events. Such amounts are recorded at the net present value of the fixed payment stream.

          On a cumulative historical basis, Honeywell has recorded insurance receivables equal to approximately 41 percent of the value of the underlying asbestos claims recorded. However, because there are gaps in our coverage due to insurance company insolvencies, certain uninsured periods, and insurance settlements, this rate is expected to decline for any future Bendix related asbestos liabilities that may be recorded. Future recoverability rates may also be impacted by numerous other factors, such as future insurance settlements, insolvencies and judicial determinations relevant to our coverage program, which are difficult to predict. Assuming continued defense and indemnity spending at current levels, we estimate that the cumulative recoverability rate could decline over the next five years to approximately 35 percent.

          Honeywell believes it has sufficient insurance coverage and reserves to cover all pending Bendix related asbestos claims and Bendix related asbestos claims estimated to be filed within the next five years. Although it is impossible to predict the outcome of either pending or future Bendix related asbestos claims, we do not believe that such claims would have a material adverse effect on our consolidated financial position in light of our insurance coverage and our prior experience in resolving such claims. If the rate and types of claims filed, the average resolution value of such claims and the period of time over which claim settlements are paid (collectively, the “Variable Claims Factors”) do not substantially change, Honeywell would not expect future Bendix related asbestos claims to have a material adverse effect on our results of operations or operating cash flows in any fiscal year. No assurances can be given, however, that the Variable Claims Factors will not change.

          Refractory and Friction Products — The following tables summarize information concerning NARCO and Bendix asbestos related balances:

Asbestos Related Liabilities	Bendix	NARCO	Total

December 31, 2009	$566	$1,128	$1,694
Accrual for update to estimated liability	133	3	136
Asbestos related liability payments	(110)	(5)	(115)

September 30, 2010	$589	$1,126	$1,715

Insurance Recoveries for Asbestos Related Liabilities	Bendix	NARCO	Total

December 31, 2009	$172	$831	$1,003
Probable insurance recoveries related to estimated liability	14	—	14
Insurance receipts for asbestos related liabilities	(40)	(94)	(134)
Insurance receivables settlements and write-offs	—	(13)	(13)

September 30, 2010	$146	$724	$870

NARCO and Bendix asbestos related balances are included in the following balance sheet accounts:

	September 30, 2010	December 31, 2009

Other current assets	$40	$62
Insurance recoveries for asbestos related liabilities	830	941

	$870	$1,003

Accrued liabilities	$372	$654
Asbestos related liabilities	1,343	1,040

	$1,715	$1,694

The change in accrued liabilities and asbestos related liabilities from December 31, 2009 to September 30, 2010 primarily reflects our best estimate of the timing of expected payments related to the effective date of the NARCO trust.

Other Matters

          We are subject to a number of other lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Included in these other matters are the following:

          Allen, et al. v. Honeywell Retirement Earnings Plan—Pursuant to a settlement approved by the U.S. District Court for the District of Arizona in February 2008, 18 of 21 claims alleged by plaintiffs in this class action lawsuit were dismissed with prejudice in exchange for approximately $35 million and the maximum aggregate liability for the remaining three claims (alleging that Honeywell impermissibly reduced the pension benefits of certain employees of a predecessor entity when the plan was amended in 1983 and failed to calculate benefits in accordance with the terms of the plan) was capped at $500 million. Any amounts payable, including the settlement amount, have or will be paid from the Company’s pension plan. In October 2009, the Court granted summary judgment in favor of the Honeywell Retirement Earnings Plan with respect to the claim regarding the calculation of benefits. We continue to expect to prevail on the remaining claims in light of applicable law and our substantial affirmative defenses, which have not yet been considered fully by the Court. Accordingly, we do not believe that a liability is probable of occurrence and reasonably estimable with respect to these claims and we have not recorded a provision for the remaining claims in our financial statements.

          Quick Lube—On March 31, 2008, S&E Quick Lube, a filter distributor, filed suit in U.S. District Court for the District of Connecticut alleging that twelve filter manufacturers, including Honeywell, engaged in a conspiracy to fix prices, rig bids and allocate U.S. customers for aftermarket automotive filters. This suit is a purported class action on behalf of direct purchasers of filters from the defendants. Parallel purported class actions, including on behalf of indirect purchasers of filters, have been filed by other plaintiffs in a variety of jurisdictions in the United States and Canada. The U.S cases have been consolidated into a single multi-district litigation in the Northern District of Illinois. We intend to vigorously defend the claims raised in these actions. The Antitrust Division of the Department of Justice notified Honeywell on January 21, 2010 that it has officially closed its investigation into possible collusion in the replacement auto filters industry.

          BorgWarner v. Honeywell—In this patent infringement suit in the District Court for the Western District of North Carolina, plaintiff BorgWarner is claiming that Honeywell’s manufacture and sale of cast titanium compressor wheels for turbochargers infringes three BorgWarner patents and is seeking damages of up to approximately $120 million, which plaintiff asserts should be trebled for willful infringement. Honeywell does not believe that the evidence supports damages of this magnitude or any finding of willfulness. Because the process claimed in BorgWarner’s patents had already been described in detail in printed publications and had been offered for sale before BorgWarner’s alleged invention, in violation of statutory requirements for patentability, Honeywell asked the Court to enter summary judgment of invalidity of BorgWarner’s patents. The Court declined to enter summary judgment in September 2010, finding that the question should be decided by a jury. Trial is scheduled for May 2011. Honeywell will continue its vigorous defense of this claim and expects to prevail at trial. Honeywell has also asked the United States Patent and Trademark Office to reexamine all three of BorgWarner’s patents in light of the prior art publications. If the Patent Office ultimately invalidates the

BorgWarner patents at issue prior to final adjudication of the patent infringement litigation, plaintiff would not be entitled to recover damages.

          Given the uncertainty inherent in litigation and investigations (including the specific matters referenced above), we do not believe it is possible to develop estimates of reasonably possible loss in excess of current accruals for these matters. Considering our past experience and existing accruals, we do not expect the outcome of these matters, either individually or in the aggregate, to have a material adverse effect on our consolidated financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments, changes in settlement strategy or the impact of evidentiary requirements, which could cause us to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on our results of operations or operating cash flows in the periods recognized or paid.